Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

LUCENT TECHNOLOGIES INC.,

MAGIC ACQUISITION SUBSIDIARY INC.

and

MOTIVE, INC.

Dated as of June 16, 2008

i

TABLE OF CONTENTS

(Continued)

TABLE OF CONTENTS

(Continued)

INDEX OF DEFINED TERMS

Term	Section
401(k) Termination Date	5.9(a)
Acceptance Date	1.1(e)
Accounting Firm	Annex I
Actions	3.10
Affiliate	8.1(a)
Affiliate Transaction	3.19
Agreement	Preamble
Alternative Proposal	5.3(d)
Audit Opinion	Annex I
Audited Financial Statements	Annex I
Balance Sheet Date	3.5
Benefit Plan	8.1(b)
Board	Recitals
Board Recommendation	3.3(a)
Business Day	8.1(c)
Certificate of Merger	1.5(b)
Certificates	2.1(a)
CFIUS	4.2(c)
Change of Recommendation	5.4(e)(i)
Closing	1.5(a)
Closing Date	1.5(b)
COBRA	5.9(e)
Code	2.7
Common Shares	Recitals
Company	Preamble
Company Balance Sheet	3.5
Company Disclosure Letter	III
Company Financial Advisor	3.17
Company Financials	3.4(b)
Company Intellectual Property	8.1(d)
Company Intervening Event	5.4(c)
Company Lease	3.11(b)
Company Licensed Intellectual Property	8.1(e)
Company Option Plans	8.1(f)
Company Options	2.3(a)
Company Organizational Documents	3.1(b)
Company Owned Intellectual Property	8.1(g)
Company Registrations	3.8(a)
Company SEC Reports	3.4(a)
Company Source Code	3.8(j)
Confidentiality Agreement	5.2(c)
Consents	3.3(c)(i)
Continuing Employees	5.9(b)

INDEX OF DEFINED TERMS

(Continued)

Term	Section
Contract	8.1(h)
control	8.1(a)
Customer Offerings	8.1(i)
DGCL	Recitals
Dissenting Shares	2.8(b)
Documentation	8.1(j)
E&O ERP	5.8(b)(ii)
Effective Time	1.5(b)
Eligible Alternative Proposal	7.3(c)(i)
Eligible Expenses	7.3(c)(ii)
Employee	8.1(k)
End Date	7.1(b)(iii)
Environmental Law	3.14(b)
ERISA	8.1(l)
Exchange Act	1.1(a)
Expiration Date	1.1(d)(i)
Exploit	8.1(m)
Exploitation	8.1(m)
Export Controls	3.23(a)
Foreign Competition Laws	3.3(c)(i)(E)
GAAP	3.4(b)
Governmental Entity	8.1(n)
Hazardous Substance	3.14(c)
HSR Act	3.3(c)(i)(D)
Import Regulations	3.23(a)
include	8.4
Indemnified Parties	5.8(a)
Independent Directors	1.8(a)
Intellectual Property	8.1(o)
Intellectual Property Registrations	8.1(p)
Interest Date	7.3(c)(iv)
Internal Systems	8.1(q)
IRS	8.1(r)
Knowledge	8.1(s)
Law	8.1(t)
Leased Real Property	3.11(b)
Liabilities	3.5
Liens	8.1(u)
Lowered Minimum Condition	1.1(b)
Material Adverse Effect	8.1(v)
Material Adverse Financial Change	8.1(w)
Material Contract	3.15(a)
Material Environmental Reports	3.14(a)
Material Permits	3.9(b)

v

INDEX OF DEFINED TERMS

(Continued)

Term	Section
Merger	Recitals
Merger Consideration	2.1(a)
Merger Sub	Preamble
Minimum Condition	Annex I
Necessary Consents and Filings	3.3(c)(ii)
NSA	4.2(c)
Offer	Recitals
Offer Documents	1.1(c)
Offer Price	Recitals
Open Source Materials	8.1(x)
Option Consideration	2.3(b)
Order	8.1(y)
Order	8.1(y)
Parent	Preamble
Parent Employee Plan	5.9(b)
Patent Rights	8.1(z)
Paying Agent	2.6(a)
PBGC	8.1(aa)
Permits	3.9(b)
Permitted Lien	3.11(e)
Person	8.1(bb)
Preferred Shares	3.2(a)
Purchasers	Preamble
Qualifying Alternative Proposal	5.4(a)
Representatives	8.1(cc)
Restricted Common Shares	3.2(b)
Schedule 14D-9	1.2(a)
Schedule TO	1.1(c)
SEC	1.1(c)
Securities Act	1.3(a)
Software	8.1(dd)
Special Risk ERP	5.8(b)(ii)
Subsidiary Organizational Documents	3.1(b)
Superior Proposal	5.4(e)(ii)
Surviving Corporation	1.4
Takeover Statute	5.11
Tax Attributes	8.1(gg)
Tax Returns	8.1(hh)
Taxes	8.1(ff)
Tenant	3.11(c)
Tender Offer Conditions	1.1(a)
Termination Date	5.1
Termination Fee	7.3(c)(iii)

INDEX OF DEFINED TERMS

(Continued)

Term	Section
Top-Up Option	1.3(a)
Top-Up Option Exercise Date	1.3(a)
Top-Up Option Shares	1.3(a)
Trademarks	8.1(ii)
Voting Debt	3.2(d)
Warrant Consideration	2.4(b)
Warrants	3.2(c)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 16, 2008, by and among LUCENT TECHNOLOGIES INC., a Delaware corporation (“Parent”), MAGIC ACQUISITION SUBSIDIARY INC., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub” and together with Parent, the “Purchasers”), and MOTIVE, INC., a Delaware corporation (the “Company”).

RECITALS:

A. The respective boards of directors or other governing body or entity of Merger Sub and Parent have (i) determined that it is advisable for Merger Sub and Parent to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement, and (iii) deem it advisable that Parent and Merger Sub acquire the Company upon the terms and subject to the conditions of this Agreement.

B. The Board of Directors of the Company (the “Board”) has (i) determined that it is advisable for the Company to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement, and (iii) determined to recommend that the holders of Common Shares (as defined below) accept the Offer (as defined below) and tender their Common Shares to Merger Sub pursuant to the Offer.

C. Parent has agreed, on the terms and subject to the conditions set forth herein, to cause Merger Sub to commence a cash tender offer (such tender offer, as it may be amended and supplemented from time to time in accordance with this Agreement, the “Offer”) to purchase any and all of the issued and outstanding shares of common stock, par value $0.001 per share, of the Company (the “Common Shares”), at a price of $2.23 per Common Share, net to the sellers in cash (such price, as it may be adjusted in accordance with this Agreement, the “Offer Price”).

D. Parent has agreed, following the successful completion of the Offer and, if applicable, the exercise of the Top-Up Option (as defined below), to cause Merger Sub to merge with and into the Company, with the Company as the Surviving Corporation (as defined below) (the “Merger”), in accordance with Section 253 of the Delaware General Corporation Law (the “DGCL”), and each Common Share that is issued and outstanding immediately prior to the Effective Time (as defined below) shall be cancelled and converted into the right to receive the Offer Price without interest (except that (i) any Common Shares owned directly or indirectly by Parent, Merger Sub or the Company shall be cancelled with no consideration issued in exchange therefor and (ii) any Common Shares held by holders who comply with the provisions of the DGCL regarding the right of stockholders to dissent from the Merger and require appraisal of their shares shall be cancelled subject to the applicable provisions of this Agreement and the DGCL), subject to the terms and conditions set forth herein.

E. The Board has (i) determined that its approval of this Agreement is sufficient to render inapplicable to this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement any restriction arising from Section 203 of the DGCL and (ii) elected that the Offer and the Merger not be subject to any Takeover Statutes (as defined below) that may purport to be applicable to this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties to this Agreement agree as follows:

ARTICLE I

THE OFFER AND THE MERGER

Section 1.1 The Offer.

(a) Provided that this Agreement shall not have been terminated in accordance with Section 7.1, and none of the events set forth in clauses (b)(iv), (b)(v), (b)(vi), (b)(viii) (to the extent performance is required theretofore) and (b)(xi) of Annex I hereto shall have occurred and be continuing, within thirty (30) days following the execution of this Agreement (or such other later date as the parties may mutually agree in writing), Parent shall cause Merger Sub to, and Merger Sub shall, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the “Exchange Act”)) an offer to purchase all issued and outstanding Common Shares at the Offer Price. The Offer Price shall be net to the seller in cash, subject to reduction only for any applicable taxes. Subject to Section 1.1(b), the obligations of Merger Sub to accept for payment and pay for any Common Shares tendered pursuant to the Offer shall be subject only to the satisfaction or waiver of those conditions set forth in Annex I (the “Tender Offer Conditions”). The Company agrees that no Common Shares held by the Company or any of its Subsidiaries (other than any Common Shares held on behalf of third parties) shall be tendered pursuant to the Offer.

(b) Parent and Merger Sub expressly reserve the right from time to time, subject to Sections 1.1(c) and (d), to waive any Tender Offer Condition or increase the Offer Price; provided that, without the prior written consent of the Company, Merger Sub shall not, and Parent shall cause Merger Sub not to, (i) decrease the Offer Price or change the form of consideration payable in the Offer, (ii) decrease the number of Common Shares sought to be purchased in the Offer, (iii) amend or waive satisfaction of the Minimum Condition (as defined in Annex I), except that Merger Sub may on a single occasion irrevocably decrease the Minimum Condition to a level not less than the sum of (x) 15,493,417 Common Shares plus (y) the total number of Common Shares, if any, issued or to be issued prior to the Expiration Date pursuant to a notice, duly and validly given after the date of this Agreement and on or prior to the Expiration Date (and not subsequently withdrawn) by a holder of a Company Option or Warrant to the Company of election to exercise a Company Option or Warrant after the date of this Agreement and prior to the Expiration Date (the “Lowered Minimum Condition”); (iv) impose additional conditions to the Offer or (v) cause any modification of or amendment to the Offer that would require an extension or delay of the then current Expiration Date (other than an increase in the Offer Price or a one-time decrease in the Minimum Condition to an amount not less than the Lowered Minimum Condition).

(c) On the date of commencement of the Offer, but after affording the Company reasonable opportunity to review and comment thereon, the Purchasers shall file or cause to be filed with the United States Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto, the “Schedule TO”), together with a related letter of transmittal, summary advertisement and other ancillary documents and instruments pursuant to which the Offer shall be made, and the Purchasers shall make all deliveries, mailings and telephonic notices required by Rule 14d-3 under the Exchange Act (the Schedule TO and such other documents, deliveries, mailings and notices, together with any supplements or amendments thereto, the “Offer Documents”), in each case in compliance in all material respects with the provisions of all applicable Federal and other securities laws (other than with respect to the accuracy or completeness of information supplied by the Company for inclusion or incorporation by reference into the Schedule TO or any of the Offer Documents). The Purchasers agree to disseminate the Offer Documents to holders of Common Shares as and to the extent required by applicable Federal and other securities laws. Parent, Merger Sub and the Company each agree promptly to correct any information provided by such party for use in the Offer Documents if and to the extent that any such information shall have become false or misleading in any material respect, and the Purchasers shall take all steps necessary to cause the Schedule TO and the other Offer Documents, as so corrected or supplemented, to be filed with the SEC and disseminated to holders of Common Shares, in each case if and to the extent required by applicable Federal and other securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on any and all of the Offer Documents (including each amendment or supplement thereto) before they are filed with the SEC or disseminated to holders of Common Shares. The Purchasers shall provide the Company with (in writing, if written), and shall consult with the Company regarding, any comments (written or oral) that may be received by Parent, Merger Sub or their counsel from the SEC or its staff with respect to any of the Offer Documents (and any amendments or supplements thereto) as promptly as practicable after receipt thereof. The Company and its counsel shall be given a reasonable opportunity to review and comment on any such written and oral comments and proposed responses.

(d) Expiration of the Offer.

(i) The Offer shall provide for an initial expiration date on the twentieth (20th) Business Day following (and including the day of) the commencement of the Offer (determined in accordance with Rule 14d-1(g)(3) under the Exchange Act) (such date, or such subsequent date to which the expiration of the Offer is extended in accordance with the terms of this Agreement, the “Expiration Date”). Merger Sub shall not, and Parent agrees that it shall cause Merger Sub not to, terminate or withdraw the Offer other than in connection with a termination of this Agreement in accordance with Section 7.1. Except as expressly provided in Section 1.1(b) above, Parent shall cause Merger Sub not to, and Merger Sub shall not, extend the Offer if at any Expiration Date all of the Tender Offer Conditions shall have been satisfied or waived and it is permitted under applicable Law to accept for payment and pay for Common Shares tendered in the Offer and not validly withdrawn.

(ii) Notwithstanding Section 1.1(d)(i), so long as this Agreement has not been terminated in accordance with Section 7.1, Parent shall cause Merger Sub to, and Merger Sub shall, extend the Offer beyond any scheduled Expiration Date at any time, and from time to time:

(A) if at any such scheduled Expiration Date, any of the Tender Offer Conditions shall not then have been satisfied or waived; provided that, any such extension shall be in increments of not more than twenty (20) Business Days, or ten (10) Business Days for any such extension made after September 30, 2008 (in each case, unless (1) within a shorter period of time, all Tender Offer Conditions are reasonably expected by both Parent and the Company to be satisfied or waived, in which case such extension shall be made until the date five (5) Business Days following such expected satisfaction or waiver or (2) a longer period is agreed to by the Company in writing, such agreement not to be unreasonably withheld); provided, further, that the Offer shall be extended and re-extended in accordance with this Section 1.1(d)(ii)(A) until the earlier of the time that (x) the Tender Offer Conditions are satisfied or waived as of an applicable Expiration Date or (y) it becomes reasonably apparent that the Tender Offer Conditions are not reasonably capable of being satisfied by the End Date; or

(B) for any period required by any rule, regulation, interpretation or position of the SEC or its staff applicable to the Offer.

(iii) In the event Merger Sub is not obligated to extend the Offer pursuant to Section 1.1(d)(ii) at any scheduled Expiration Date and not prohibited from extending the Offer pursuant to the last sentence of Section 1.1(d)(i), Parent may, at its discretion, cause Merger Sub to, and Merger Sub may, extend the Offer beyond any scheduled Expiration Date at any time, and from time to time; provided, however, that nothing in this Section 1.1(d)(iii) shall affect the rights of the parties to terminate this Agreement pursuant to Section 7.1 hereof.

(iv) Notwithstanding anything in this Agreement to the contrary, unless this Agreement has been terminated in accordance with Section 7.1, the offering period of the Offer shall be tolled for and during any period that a Governmental Entity of competent jurisdiction shall have enacted, issued or entered any temporary restraining order or preliminary injunction or similar order or legal restraint or prohibition that remains in effect and that enjoins or otherwise prohibits consummation of the Offer.

(v) Nothing contained in this Section 1.1(d) shall affect any termination rights in Article VII.

(e) Subject solely to the satisfaction or waiver of the Tender Offer Conditions in accordance with Section 1.1(b), as soon as practicable after the applicable Expiration Date, (i) Parent shall cause Merger Sub to, and Merger Sub shall, accept for payment and pay for all Common Shares validly tendered and not withdrawn pursuant to the Offer (the date of such acceptance for payment, the “Acceptance Date”). Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase any and all Common Shares that Merger Sub becomes obligated to purchase pursuant to the Offer.

Section 1.2 Company Actions.

(a) As promptly as practicable following the filing of the Schedule TO with the SEC pursuant to Section 1.1(c) and subject to the remainder of this Section 1.2(a), the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments or supplements thereto, the “Schedule 14D-9”), in compliance in all material respects with the provisions of all applicable Federal and other securities laws (other than with respect to the accuracy or completeness of information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference into the Schedule 14D-9). The Schedule 14D-9 shall contain the Board Recommendation, subject to any Change of Recommendation permitted by this Agreement. The Company agrees to disseminate the Schedule 14D-9 to the stockholders of the Company reasonably promptly after the commencement of the Offer in accordance with Rule 14d-9 under the Exchange Act and any other applicable Federal or other securities laws. To the extent practicable, the Company shall cooperate with the Purchasers in mailing or otherwise disseminating the Schedule 14D-9 with the appropriate Offer Documents to the holders of Common Shares. The Company, Parent and Merger Sub each agree promptly to correct any information provided by it for use in the Schedule 14D-9, and if and to the extent that any such information shall have become false and misleading in any material respect, the Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected or supplemented, to be filed with the SEC and disseminated to the holders of Common Shares as and to the extent required by applicable Federal and other securities laws. The Purchasers and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 (and any amendments or supplements thereto) before it is filed with the SEC or disseminated to holders of Common Shares. The Company shall provide Parent and Merger Sub (in writing, if written), and consult with Parent and Merger Sub regarding, any comments (written or oral) the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 (and any amendments or supplements thereto) as promptly as practicable after receipt of such comments. Parent and Merger Sub shall be given a reasonable opportunity to review any such written and oral comments and proposed responses.

(b) In connection with the Offer, the Company shall, reasonably promptly following execution of this Agreement, furnish the Purchasers with (i) mailing labels containing the names and addresses of all record holders of Common Shares, the list of “non-objecting beneficial owners” and the security position listings of Common Shares held by stock depositories, each as of the most recent practicable date, and (ii) such additional available information, including updated names and addresses and lists of stockholders and security position listings, as the Purchasers may reasonably request for the purpose of communicating the Offer to the record and beneficial holders of Common Shares. Subject to the requirements of applicable Law, the Purchasers and their respective affiliates, associates, agents and advisors shall keep such information confidential and use such information only in connection with the Offer and the Merger.

Should the Offer terminate or if this Agreement shall be terminated, the Purchasers shall deliver, or cause to be delivered, to the Company upon request all copies of such information then in their possession and, following such delivery, shall not retain any of such information.

(c) The Company shall, to the extent necessary, take all actions necessary to cause all Restricted Common Shares to become fully vested, and to cause all restrictions with respect to the Restricted Common Shares to terminate or lapse, immediately prior to the consummation of the Offer, and the Company shall make all required withholdings in connection therewith under applicable Tax Laws.

Section 1.3 Top-Up Option.

(a) Upon and subject to the occurrence of the Acceptance Date, the Company hereby grants to Merger Sub an irrevocable option (the “Top-Up Option”) to purchase, at a price per share equal to the Offer Price, a number of Common Shares (the “Top-Up Option Shares”) that, when added to the number of Common Shares then owned by Parent, Merger Sub and any wholly-owned Subsidiaries of Parent or Merger Sub at the time of exercise of the Top-Up Option, is equal to (x) 90% of the number of Common Shares that will be issued and outstanding immediately after the issuance of the Top-Up Option Shares on a fully-diluted basis (including all Common Shares issuable in respect of Company Options or Warrants) or (y) in the event that Merger Sub elects to decrease the Minimum Condition to the Lowered Minimum Condition, the number of unissued Common Shares that the Company is authorized to issue as of the Acceptance Date and which are not reserved for issuance pursuant to the exercise of Company Options or Warrants and which will constitute not less than 90% of the number of Common Shares that will be issued and outstanding upon the acceptance for payment by Merger Sub of the Common Shares tendered in the Offer (including the Top-Up Option Shares). The Top-Up Option may be exercised by Merger Sub, in whole or in part, at any time within five (5) Business Days following the Expiration Date (the date on which the Top-Up Option is exercised, the “Top-Up Option Exercise Date”); provided, however, that the obligation of the Company to deliver Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the conditions that (i) neither any provision of any applicable Law nor any judgment, injunction, order or decree of any Governmental Entity shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect of such exercise, (ii) upon exercise of the Top-Up Option, the number of Common Shares owned by Parent, Merger Sub and any wholly-owned Subsidiaries of Parent or Merger Sub shall constitute at least 90% of the number of Common Shares that will be issued and outstanding immediately after the exercise of the Top-Up Option on a fully-diluted basis (including all Common Shares issuable in respect of Company Options or Warrants) (unless Merger Sub elects to decrease the Minimum Condition to the Lowered Minimum Condition, in which case such number of Common Shares shall constitute at least 90% of the number of Common Shares that will be issued and outstanding upon the acceptance for payment by Merger Sub of the Common Shares tendered in the Offer (including the Top-Up Option Shares)), (iii) Merger Sub has accepted for payment and paid for all Common Shares validly tendered in the Offer and not withdrawn and (iv) this Agreement has not been terminated in accordance with Section 7.1. The parties shall cooperate to ensure that the issuance of the Top-Up Option Shares is effected in a manner consistent with all applicable Law, including compliance with an applicable exemption from registration of the Top-Up Option Shares under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the “Securities Act”).

(b) In connection with the exercise of the Top-Up Option in accordance with Section 1.3(a), Merger Sub shall give the Company a written notice of such exercise, which notice shall set forth (i) the number of Common Shares that are expected to be owned by Parent, Merger Sub or any wholly-owned Subsidiary of Parent or Merger Sub immediately preceding the exercise of the Top-Up Option and (ii) a place and time for the closing of the purchase of the Top-Up Option Shares. The Company shall, as soon as practicable following receipt of such notice, notify Parent and Merger Sub of the number of Common Shares then issued and outstanding and the number of Top-Up Option Shares to be purchased in connection with such exercise. At the closing of the purchase of the Top-Up Option Shares, Merger Sub shall pay the Company the aggregate price required to be paid for the Top-Up Option Shares, and the Company shall cause to be issued to Parent or Merger Sub a certificate representing the Top-Up Option Shares. The purchase price for the Top-Up Option Shares attributable to the par value of each of the Top-Up Option Shares shall be payable by the Purchasers to the Company in cash by wire transfer of immediately available funds to an account designated by the Company, and the balance of the aggregate purchase price payable for the Top-Up Option Shares may be paid by the Purchasers, at their option, either (x) in cash by wire transfer of immediately available funds to an account designated by the Company or (y) by executing and delivering to the Company a promissory note having a principal amount equal to the balance of the aggregate purchase price of the Top-Up Shares and bearing interest at the per annum rate of interest publicly announced by JPMorgan Chase Bank, NA, in the City of New York, as such bank’s prime lending rate or, if no such announcement is made, the per annum rate of interest published in the Wall Street Journal (Eastern Edition), and designated as the prime rate, in each case as so announced or published at the time of execution and delivery of such promissory note. Any such promissory note shall mature on the first anniversary of the date of execution and delivery of such promissory note and may be prepaid without premium or penalty; provided that it is understood that such promissory note shall be cancelled upon the Closing (as defined below). Merger Sub hereby represents and warrants to the Company that it shall not offer to sell or otherwise dispose of any Top-Up Option Shares acquired by it pursuant to the Top-Up Option in violation of the Securities Act or prior to consummation of the Merger.

Section 1.4 The Merger. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and subject to the applicable provisions of Section 253 of the DGCL, the Merger shall be effected as follows: (a) Merger Sub shall be merged with and into the Company; (b) the separate corporate existence of Merger Sub shall cease; and (c) the Company shall continue its corporate existence under Delaware law as the surviving corporation in the Merger (the “Surviving Corporation”), with all its rights, privileges, immunities, powers and franchises, and shall be a wholly owned subsidiary of Parent.

Section 1.5 Closing; Effective Time.

(a) Closing. Subject to the satisfaction or waiver of all of the conditions to closing contained in Article VI, the closing of the Merger (the “Closing”) shall take place (i) at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York, at 10:00 a.m. local time on the first (1st) Business Day after the day on which the last of those conditions (other than any conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to satisfaction or waiver of such conditions at the Closing) is satisfied or waived in accordance with this Agreement or (ii) at such other place and time or on such other date as Parent and the Company may agree in writing.

(b) Effective Time. Subject to the provisions of this Agreement and immediately following the Closing, Parent and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed, signed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 253 of the DGCL, and the Company, Parent and Merger Sub shall make all other filings or recordings and take all such other action required with respect to the Merger under the DGCL. The Merger shall become effective when the Certificate of Merger has been filed with and duly accepted for recording by the Secretary of State of the State of Delaware or at such other subsequent time or date as Parent and the Company may agree and specify in the Certificate of Merger in accordance with the DGCL (the “Effective Time”). The date on which the Effective Time occurs is referred to as the “Closing Date.”

Section 1.6 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL.

Section 1.7 Certificate of Incorporation and By-laws.

(a) Certificate of Incorporation. Subject to Section 5.8(a), the certificate of incorporation of the Company in effect immediately prior to the Effective Time shall be amended and restated at the Effective Time to read in its entirety as set forth on Exhibit A attached hereto and shall, as so amended and restated, from and after the Effective Time, be the certificate of incorporation of the Surviving Corporation until duly amended as provided therein or by applicable Law.

(b) By-Laws. Subject to Section 5.8(a), the by-laws of the Company in effect immediately prior to the Effective Time shall be amended and restated at the Effective Time to read in their entirety as the by-laws of Merger Sub as in effect immediately prior to the Effective Time (except that all references to the name of Merger Sub therein shall be changed to refer to the name of the Company) and shall, as so amended and restated, from and after the Effective Time, be the by-laws of the Surviving Corporation until duly amended as provided therein or by applicable Law.

Section 1.8 Pre-Merger Directors.

(a) Subject to compliance with applicable Law, promptly after the Acceptance Date, and from time to time thereafter as Common Shares are acquired by Merger Sub, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, Parent shall be entitled to designate for election or appointment to the Board such number of directors, rounded up to the next whole number, as shall give Parent representation on the Board equal to at least that number of directors equal to (x) the total authorized number of directors of the Company at such time multiplied by (y) a fraction, the numerator of which is the aggregate number of Common Shares then beneficially owned by Parent or any affiliate of Parent (including any Common Shares accepted for payment by Purchasers and excluding any Common Shares held by the Company or any of its Subsidiaries) and the denominator of which is the total number of Common Shares issued and outstanding at such time; provided, however, that prior to the Effective Time, the Board shall have at least two (2) directors who are directors of the Company on the date hereof and who are neither officers of the Company nor designees, stockholders, affiliates or associates (within the meaning of the Federal securities laws) of the Purchasers (the “Independent Directors”); and provided, further, that (i) if there are in office fewer than two Independent Directors, the Board shall take all action necessary to cause an individual designated by the remaining Independent Director, which individual shall be neither an officer of the Company nor a designee, stockholder, affiliate or associate of Parent, to fill such vacancy, and such individual shall be deemed to be an Independent Director for the purposes of this Agreement, and (ii) if no Independent Directors remain in office, a majority of the other directors at such time shall designate two individuals, each of whom shall be neither an officer of the Company nor a designee, stockholder, affiliate or associate of Parent, to fill the vacancies, and each such individual shall be deemed to be an Independent Director for the purposes of this Agreement. Until the Effective Time, each committee of the Board shall have one member who is an Independent Director. The Company shall, upon request by Parent, subject to the Company’s certificate of incorporation, increase the size of the Board or exercise its commercially reasonable efforts to secure the resignations of such number of directors, or both, as is necessary to enable Parent’s designees to be elected or appointed to the Board in accordance with this Section 1.8, and shall cause Parent’s designees to be so elected or appointed.

(b) Subject to applicable Law, the Company shall take all action necessary pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder to fulfill its obligations under this Section 1.8 and shall include in the Schedule 14D-9 or in an amendment thereof such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.8. Parent shall promptly upon the Company’s request provide to the Company any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

(c) Following the election or appointment of Parent’s designees pursuant to this Section 1.8 and until the Effective Time, any (i) amendment or termination of this Agreement by the Company, (ii) extension by the Company of the time for the performance of any of the obligations or other acts of the Purchasers hereunder, (iii) waiver of any of the Company’s rights hereunder, and (iv) taking of any other action by the Company in connection with this Agreement or the transactions contemplated hereby and required to be taken by the Board or any committee thereof, shall require the concurrence of all of the Independent Directors then in office, in each case, if such amendment, termination, extension or waiver would or could reasonably be expected to have an adverse effect on the stockholders of the Company (other than Parent, Merger Sub and their affiliates). The directors of the Company who are not Parent designees shall have the authority to retain such counsel (which may include current counsel to the Company) and other advisors at the reasonable expense of the

Company as determined appropriate by these directors in connection with the exercise of their duties as directors and shall have the authority to institute any action on behalf of the Company to enforce the performance of this Agreement.

Section 1.9 Post-Merger Directors and Officers.

(a) Directors. The directors of Merger Sub immediately prior to the Effective Time shall be, from and after the Effective Time, the directors of the Surviving Corporation until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with (i) the certificate of incorporation and by-laws of the Surviving Corporation and (ii) the DGCL.

(b) Officers. The officers of the Merger Sub immediately prior to the Effective Time shall be, from and after the Effective Time, the officers of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with (i) the certificate of incorporation and by-laws of the Surviving Corporation and (ii) the DGCL.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL

STOCK; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of Merger Sub or the Company, the following shall occur:

(a) Common Shares. Each Common Share issued and outstanding immediately prior to the Effective Time (other than any Common Shares to be cancelled pursuant to Section 2.1(b) and any Dissenting Shares) shall be automatically converted into, and shall thereafter represent, the right to receive an amount in cash equal to the Offer Price, without interest (such amount, the “Merger Consideration”). All Common Shares that have been so converted shall be automatically cancelled and shall cease to exist, and the holders of certificates which immediately prior to the Effective Time represented those Common Shares (such certificates, the “Certificates”) shall cease to have any rights with respect to those Common Shares, other than the right to receive (i) the Merger Consideration upon surrender of their Certificates in accordance with Section 2.6 and (ii) any then payable but unpaid dividend or other distribution with respect to such Common Shares that has a record date prior to the Closing Date.

(b) Cancellation of Treasury and Parent Owned Stock. All Common Shares held by Parent, Merger Sub or the Company or any direct or indirect wholly owned Subsidiary of Parent, Merger Sub or the Company immediately prior to the Effective Time shall be automatically cancelled and shall cease to exist without any conversion thereof, and no consideration shall be payable to the holder thereof in connection with such cancellation.

(c) Dissenting Shares. The holders of Dissenting Shares, if any, shall be entitled to payment of the fair cash value for such Dissenting Shares only to the extent permitted by and in accordance with the applicable provisions of the DGCL; provided, however, that if, in accordance with the DGCL, any holder of Dissenting Shares shall forfeit such right to payment for such Dissenting Shares, then such Dissenting Shares shall thereupon be deemed to have been converted into the right to receive the Merger Consideration as provided in Section 2.1(a).

Section 2.2 Capital Stock of Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of Merger Sub or the Company, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 2.3 Company Options.

(a) With respect to all outstanding options to purchase Common Shares under the Company Option Plans (the “Company Options”), prior to the expiration of the Offer, the Company shall take such action as shall be required (i) to cause the vesting of any unvested Company Options granted under the Company Option Plans to be fully accelerated (subject to the consummation of the Merger) effective at least fifteen (15) days prior to the Effective Time, (ii) to provide at least fifteen (15) days’ notice to the holders of such Company Options of their exercisability, (iii) to effectuate the cancellation, as of the Effective Time, of all Company Options outstanding immediately prior to the Effective Time (without regard to the exercise price of such Company Options) and (iv) to cause each such outstanding Company Option to represent as of the Effective Time solely the right to receive, in accordance with this Section 2.3, a lump sum cash payment in the amount of the Option Consideration (as defined below), if any, with respect to such Company Option and to no longer represent the right to purchase Common Shares or any other equity security of the Company, Parent, the Surviving Corporation or any other person or any other consideration.

(b) Each holder of a Company Option shall receive from Parent or the Surviving Corporation, with respect to and in consideration of each Company Option cancelled in accordance with Section 2.3(a), as soon as practicable following the Effective Time, but in any event not later than five (5) Business Days after the Effective Time, an amount in cash, net of applicable taxes and without any interest thereon, equal to (i) the total number of Common Shares for which such Company Option may be exercised (whether or not then vested or exercisable) multiplied by (ii) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per Common Share of such Company Option (such amount, the “Option Consideration”), with no requirement of the payment to the Company of the exercise price for such Company Option. If the exercise price per Common Share of any Company Option is equal to or greater than the Merger Consideration, then no Option Consideration shall be payable in respect thereof and such Company Option shall be cancelled and have no further force or effect.

(c) As soon as practicable following the execution of this Agreement and after having provided such letter to Parent in advance for review and comment, the Company shall mail to each person who is a holder of a Company Option a letter describing the treatment of and payment for each such Company Option pursuant to this Section 2.3 and providing instructions for use in obtaining payment for each such Company Option. Parent shall, and shall cause the Surviving Corporation to, at all times from and after the Effective Time, have available or cause to be made available cash in amounts necessary for the payment and satisfaction of the aggregate Option Consideration payable to holders of Company Options pursuant to this Section 2.3.

Section 2.4 Warrants.

(a) The Company shall use commercially reasonable efforts to (i) to effectuate the cancellation, as of the Effective Time, of all Warrants outstanding immediately prior to the Effective Time (without regard to the exercise price of such Warrants) and (ii) to cause each such outstanding Warrant to represent as of the Effective Time solely the right to receive, in accordance with this Section 2.4, a lump sum cash payment in the amount of the Warrant Consideration (as defined below), if any, with respect to such Warrant and to no longer represent the right to purchase Common Shares or any other equity security of the Company, Parent, the Surviving Corporation or any other person or any other consideration.

(b) Each holder of a Warrant shall receive from Parent, Merger Sub or the Surviving Corporation, with respect to and in consideration of each Warrant cancelled in accordance with Section 2.4(a), as soon as practicable following the Effective Time, but in any event not later than five (5) Business Days after the Effective Time, an amount in cash, net of applicable taxes and without any interest thereon, equal to (i) the total number of Common Shares for which such Warrant may be exercised multiplied by (ii) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per Common Share of such Warrant (such amount, the “Warrant Consideration”), with no requirement of the payment to the Company of the exercise price for such Warrant. If the exercise price per Common Share of any Warrant is equal to or greater than the Merger Consideration, then no Warrant Consideration shall be payable in respect thereof and such Warrant shall be cancelled and have no further force or effect.

(c) As soon as practicable following the execution of this Agreement and after having provided such letter to Parent in advance for review and comment, the Company shall mail to each person who is a holder of a Warrant a letter describing the treatment of and payment for each such Warrant pursuant to this Section 2.4 and providing instructions for use in obtaining payment for each such Warrant. Parent shall, and shall cause the Surviving Corporation to, at all times from and after the Effective Time, have available or cause to be made available cash in amounts necessary for the payment and satisfaction of the obligations to holders of Warrants pursuant to this Section 2.4.

Section 2.5 Adjustments to the Merger Consideration. The amount of the Merger Consideration shall be equitably adjusted, for all purposes of this Agreement, to reflect fully and equitably the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities exchangeable for or convertible into Common Shares), reorganization, recapitalization, reclassification or other similar change or readjustment with respect to the Common Shares having a record date on or after the date of this Agreement and prior to the Effective Time (it being understood that nothing in this Section 2.5 shall be construed to permit the Company to take any action with respect to the Common Shares or any other securities of the Company that is prohibited by the terms of this Agreement).

Section 2.6 Surrender of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall (i) designate, or shall cause to be designated, a bank or trust company based in the United States and having combined capital and surplus of at least $1,000,000,000, satisfactory to the Company in its reasonable discretion, to act as agent for the payment of the Merger Consideration upon surrender of Certificates (the “Paying Agent”) and (ii) enter into a paying agent agreement with the Paying Agent on terms and conditions satisfactory to the Company in its reasonable discretion. Prior to the Effective Time, Parent shall provide to the Paying Agent funds in amounts and at the times necessary for the payment of the aggregate Merger Consideration payable under Section 2.1(a) promptly after the surrender of Certificates.

(b) Exchange Procedures. Promptly after the Effective Time (and in no event later than five (5) Business Days following the Effective Time), Parent shall cause the Paying Agent to mail to each holder of record (as of immediately prior to the Effective Time) of a Certificate, whose Common Shares were converted pursuant to Section 2.1(a) into the right to receive the Merger Consideration, (i) a letter of transmittal in customary form, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and (ii) instructions for surrendering Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be requested by the Paying Agent, the holder of such Certificate shall be entitled to receive promptly in exchange therefor cash in an amount equal to the aggregate amount of the Merger Consideration into which the Common Shares formerly represented by such Certificate shall have been converted pursuant to Section 2.1, and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Common Shares that is not registered in the stock transfer books of the Company, the proper Merger Consideration may be paid to a Person other than the Person in whose name the Certificate so surrendered is registered, if (A) such Certificate is presented to the Paying Agent and properly endorsed or otherwise in proper form for transfer and (B) the Person requesting such payment either pays any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establishes to the satisfaction of Parent that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.6(b), each Certificate shall at any time after the Effective Time represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Article II. No interest shall be paid or shall accrue on the Merger Consideration payable upon surrender of any Certificate.

(c) No Further Ownership Rights. All Merger Consideration paid upon the surrender of a Certificate in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Common Shares formerly represented by such Certificate. Upon and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of any Common Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be cancelled and converted as provided in this Article II.

(d) Termination of Exchange Fund. All funds held by the Paying Agent (including any interest or other income received with respect thereto) for payment to the holders of unsurrendered Certificates which remain unclaimed on the first anniversary of the Effective Time shall be returned to Parent or the Surviving Corporation, as directed by Parent, upon demand, after which time any holder of an unsurrendered Certificate shall look as a general creditor only to Parent and the Surviving Corporation for payment of the Merger Consideration, without interest thereon, upon surrender of such holder’s Certificate, subject to applicable Law.

(e) No Liability. Notwithstanding anything in this Agreement to the contrary, none of Parent, Merger Sub, the Company or the Paying Agent shall be liable to any Person in respect of any amounts properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the holder claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay the Merger Consideration in respect of each Common Share represented by such lost, stolen or destroyed Certificate.

(g) Investment of Merger Consideration. The Merger Consideration shall be invested by the Paying Agent, as directed by Parent; provided that such investments shall be limited to (i) direct obligations of the government of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) commercial paper rated of the highest quality by Moody’s Investors Service or

Standard & Poor’s Ratings Services, or (iv) certificates of deposit issued by a commercial bank having at least $1,000,000,000 in assets; provided, further, that no such investment, or gain or loss on such investments, shall affect the amounts payable to holders of Certificates pursuant to Section 2.1(a), and Parent shall promptly provide, or shall cause the Surviving Corporation to provide, additional funds to the Paying Agent in the amount of any shortfall in funds payable pursuant to this Article II. Any interest and other income resulting from such investments shall be paid, to the extent not required to satisfy any payment pursuant to this Article II, to Parent or the Surviving Corporation pursuant to Section 2.6(d) not earlier than the first anniversary of the Effective Time.

Section 2.7 Withholding Rights. Parent, Merger Sub, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration, Option Consideration or Warrant Consideration otherwise payable pursuant to this Agreement such amounts as Parent, Merger Sub, the Surviving Corporation or the Paying Agent are required to deduct and withhold with respect to the making of any such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or any provision of applicable state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, Merger Sub, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Common Shares, Company Options, Warrants or Restricted Common Shares in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

Section 2.8 Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, any Common Shares for which the holder thereof has demanded and perfected such holder’s right to dissent from the Merger and to receive an appraisal of the value of such Common Shares in accordance with Section 262 of the DGCL and, as of the Effective time, has not effectively withdrawn or lost such right (such Common Shares, collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration in accordance with Section 2.1, and the holders of such Dissenting Shares shall be entitled only to such rights as may be granted to them under Section 262 of the DGCL. At the Effective Time, (i) all Dissenting Shares shall automatically be cancelled and cease to exist and (ii) the holders of Dissenting Shares shall be entitled only to such rights as may be granted to them under Section 262 of the DGCL.

(b) Notwithstanding the provisions of Section 2.8(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such appraisal rights, then, as of the occurrence of such event, such holder’s Common Shares (i) shall no longer be deemed to be “Dissenting Shares” and (ii) shall be treated as if they had been automatically converted, at the Effective Time, into the right to receive the Merger Consideration in accordance with Section 2.1 upon surrender of the Certificate representing such shares in accordance with Section 2.6.

(c) The Company shall give Parent (i) prompt notice of any demands for appraisal of any Common Shares, any withdrawals of such demands and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relate to such demand and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demands, notice or instrument. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle any such demands.

Section 2.9 Further Actions. If, at any time after the Effective Time, the Surviving Corporation shall determine or be advised that any deeds, bills of sale, assignments, assurances or other documents or any other actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation any of its right, title or interest in, to or under any of the rights, properties or assets of Merger Sub or the Company or to otherwise carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Merger Sub or the Company, all such deeds, bills of sale, assignments, assurances and other documents and to take and do, in the name and on behalf of Merger Sub or the Company, all such other actions as may be necessary or desirable to vest, perfect or confirm any right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (i) disclosed in the Company SEC Reports filed after January 1, 2007 and prior to the date of this Agreement (excluding any disclosures set forth in any risk factor section thereof, or in any section relating to forward-looking statements, and any other disclosures included therein, in each case, to the extent that they are cautionary, predictive or forward looking in nature) and (ii) otherwise disclosed in the disclosure letter supplied by the Company to Parent dated as of the date of this Agreement (the “Company Disclosure Letter”) in the manner described therein, the Company represents and warrants to the Purchasers as follows:

Section 3.1 Organization; Standing and Power; Charter Documents; Subsidiaries.

(a) Organization; Standing and Power. The Company and, except as set forth in Section 3.1(a) of the Company Disclosure Letter, each of its Subsidiaries (i) is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted, except, with respect to the Company’s Subsidiaries, where the failure to be so in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and (ii) is duly qualified to do business and in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its assets and properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified or be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) Charter Documents; Minutes. The Company has made available to Parent a correct and complete copy of (i) the certificate of incorporation and by-laws of the Company, each as amended and as in effect on the date hereof (collectively, the “Company Organizational Documents”), and (ii) the certificate of incorporation and by-laws, or similar organizational documents of each of its Subsidiaries, each as amended and as in effect on the date hereof (collectively, the “Subsidiary Organizational Documents”). Except as set forth in Section 3.1(b)(i) of the Company Disclosure Letter, the Company Organizational Documents and the Subsidiary Organizational Documents are in full force and effect. The Company is not in violation of any of the provisions of the Company Organizational Documents and its Subsidiaries are not in violation of the Subsidiary Organizational Documents, except in each case for violations which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as set forth in Section 3.1(b)(ii) of the Company Disclosure Letter, the Company has made available to Parent true, correct and complete copies of minutes of all meetings of the stockholders of the Company, the Board and each committee thereof, in each case, held since January 1, 2004, as well as (i) in the case of Motive Communications India Private Limited-Incorporation, true, correct and complete copies of the minutes of all meetings of the stockholders, the board of directors and committees thereof and (ii) in the case of each other Subsidiary, copies of the minutes in the Company’s possession of all meetings of the stockholders, the board of directors and committees thereof for each such Subsidiary, in each case, held since January 1, 2004.

(c) Subsidiaries. A correct and complete list of all Subsidiaries of the Company is set forth in Section 3.1(c)(i) of the Company Disclosure Letter, including the jurisdiction and form of organization of such Subsidiaries. Except as set forth in Section 3.1(c)(i) of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock or other equity interest of, or any security convertible or exchangeable into or exercisable for any capital stock or other equity interest of, any other Person. All of the outstanding shares of capital stock of the Company’s Subsidiaries that are owned by the Company or any other Subsidiary of the Company (i) have been duly and validly authorized and validly issued and (ii) are fully paid, non-assessable and free of pre-emptive rights. None of such equity interests were issued in violation of any Federal or state securities Laws or any preemptive rights, purchase options, call rights, rights of first refusal or any similar rights. Except as set forth in Section 3.1(c)(ii) of the Company Disclosure Letter, the Company is directly or indirectly the record and beneficial owner of all the outstanding shares of capital stock (or other equity interests) of each Subsidiary of the Company, free and clear of all Liens.

Section 3.2 Capital Structure.

(a) Authorized Capital Stock. The authorized capital stock of the Company consists of: (i) 150,000,000 Common Shares; and (ii) 15,000,000 shares of the Company’s preferred stock, par value $0.001 per share (the “Preferred Shares”).

(b) Outstanding Capital Stock. As of the close of business on June 16, 2008: (i) 27,755,007 Common Shares were issued and outstanding (including 65,433 restricted Common Shares (the “Restricted Common Shares”)) and (ii) no Preferred Shares were issued and outstanding. All of the outstanding Common Shares are duly authorized, validly issued, fully paid and non-assessable and not subject to any pre-emptive rights.

(c) Company Options; Warrants. As of the close of business on June 16 , 2008: (i) 3,871,463 Common Shares are reserved by the Company for issuance upon the exercise of (x) options to purchase Common Shares under the Company Option Plans and (y) outstanding warrants to purchase Common Shares (the “Warrants”); (ii) 3,663,130 Common Shares are subject to issuance pursuant to Company Options and 208,333 Common Shares are subject to issuance pursuant to Warrants; (iii) the Board resolved and approved that, conditional upon the acceptance for payment of the Common Shares tendered in the Offer, an aggregate of 1,487,377 Common Shares that are reserved for issuance upon the exercise of certain Company Options shall be returned to the status of unreserved, unrestricted authorized but unissued Common Shares as of the consummation of the Offer that shall be available for issuance by the Company solely in connection with the exercise of the Top-Up Option by Merger Sub and (iv) except for the Restricted Common Shares and except as set forth in Section 3.2(c)(iv) of the Company Disclosure Letter, no other Common Shares are subject to issuance pursuant to outstanding options, rights, warrants or similar rights to purchase Common Shares under other Contracts. All Common Shares subject to issuance under the Company Option Plans or pursuant to the Warrants, when issued upon the terms and subject to the conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable and not subject to any pre-emptive rights.

(d) Voting Debt. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of the Company may vote (“Voting Debt”) are issued or outstanding as of the close of business on the date of this Agreement.

(e) Other Securities. Except as set forth in the preceding subsections of this Section 3.2 and in Section 3.2(e) of the Company Disclosure Letter, there are no securities, options, rights, warrants, commitments, agreements or other arrangements to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries (i) to issue, deliver or sell, or redeem, repurchase, exchange, acquire or pay for, or cause to be issued, delivered or sold, additional shares of capital stock, Voting Debt or other voting securities of the Company or (ii) to issue, grant, extend or enter into any such security, option, right, warrant, commitment, agreement or other arrangement. Except as set forth in the preceding subsections of this Section 3.2 and in Section 3.2(e) of the Company Disclosure Letter, there are no securities, options, rights, warrants, commitments, agreements or other arrangements to which the Company or any of its Subsidiaries is a party or by which any of them is bound relating to any stock appreciation rights, phantom equity, other equity-related or equity based compensation, performance based rights (other than the Company Options and the Warrants) or similar rights with respect to the capital stock of the Company.

(f) Subsidiary Securities. There are no securities, options, rights, warrants, commitments, agreements or other arrangements to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries (i) to issue, deliver or sell, or redeem, repurchase, exchange, acquire or pay for, or cause to be issued, delivered or sold, additional shares of capital stock, indebtedness having the right to vote or other voting securities of any Subsidiary of the Company or (ii) to issue, grant, extend or enter into any such security, option, right, warrant, commitment, agreement or other arrangement. There are no securities, options, rights, warrants, commitments, agreements or other arrangements to which the Company or any of its Subsidiaries is a party or by which any of them is bound relating to any stock appreciation rights, phantom equity, other equity-related or equity based compensation, performance based rights or similar rights with respect to the capital stock of any Subsidiary of the Company.

(g) Miscellaneous. Except as set forth in Section 3.2(g) of the Company Disclosure Letter,, there are no (i) stockholder agreements, voting trusts, proxies or other agreements or understandings relating to the voting of any Common Shares or any ownership interests in any of the Subsidiaries of the Company to which the Company or any of its Subsidiaries is a party or by which it is bound, (ii) agreements or understandings requiring or restricting the sale or transfer (including agreements imposing transfer restrictions) of any Common Shares to which the Company or any of its Subsidiaries is a party or by which it is bound (other than with respect to the Restricted Common Shares) or (iii) restrictions on the Company’s ability to vote the equity interests of any of its Subsidiaries.

Section 3.3 Authority; Non-Contravention; Necessary Consents and Filings.

(a) Authority. The Company has all necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder. At a Board meeting duly called and held, the directors of the Company in attendance at such meeting have unanimously adopted resolutions: (i) approving the terms of the Offer, the Merger and the other transactions contemplated by this Agreement and declaring it advisable to enter into this Agreement; (ii) approving and declaring that it is in the best interests of the stockholders of the Company that the Company (A) enters into this Agreement, (B) recommends that stockholders of the Company accept the Offer and tender their Common Shares in the Offer (such recommendation, the “Board Recommendation”) and (C) consummates the Merger, in each case upon the terms and subject to the conditions set forth in this Agreement; (iii) declaring that the consideration to be paid to the stockholders of the Company in the Offer and the Merger is fair to, and in the best interests of, those stockholders; (iv) rendering the limitations on business combinations contained in Section 203 of the DGCL inapplicable to this Agreement, the Offer, the Merger and the other transactions contemplated hereby; and (v) electing that the Offer and the Merger, to the extent of the Board’s power and authority and to the extent permitted by Law, not be subject to any Takeover Statutes of any jurisdiction that may purport to be applicable to this Agreement or any of the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company (other than the requisite approval of the Merger by the stockholders of the Company in accordance with the DGCL, to the extent applicable). This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

(b) Non-Contravention. Assuming compliance with the matters referred to in Section 3.3(c), neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereby, do or will (i) conflict with, contravene or result in any violation or breach of any provision of the Company Organizational Documents or the Subsidiary Organizational Documents, (ii) require any consent, approval or notice under, or conflict with or result in any violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of any obligation or loss of a material benefit, require a consent or waiver under or require the payment of a penalty under any loan, guarantee of indebtedness or credit agreement, note, bond, indenture, lease, agreement, permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries, or result in the creation of any Lien, deeds of trust, restriction, rights of first offer or refusal, third party right or other encumbrance or title defect of any kind or nature upon any of the properties or assets of the Company or any of its Subsidiaries, except as set forth in Section 3.3(b) of the Company Disclosure Letter, or (iii) contravene or conflict with or constitute a violation of any provision of any Law applicable to or binding upon the Company or any of its Subsidiaries, or any of the properties or assets of the Company or any of its Subsidiaries, except, in the case of clauses (ii) and (iii), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c) Necessary Consents and Filings.

(i) No consents, approvals, authorizations, licenses, permits, orders or authorizations of, or expirations or terminations of any waiting period of, actions by, or registrations, declarations or filings with, or notifications to, any Governmental Entity or any other Person (collectively, “Consents”) are required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution, performance and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for:

(A) the filing with the SEC of the Schedule 14D-9 and any other Consents that may be required in connection with this Agreement and the transactions contemplated hereby under applicable United States federal securities laws;

(B) such Consents as may be required under state securities or “blue sky” laws or the securities laws of any foreign country;

(C) such Consents as may be required in connection with state or local transfer and gains taxes;

(D) such Consents as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”),

(E) such Consents as required to comply with foreign laws regulating competition, antitrust, investment or exchange controls (collectively, “Foreign Competition Laws”);

(F) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware;

(G) such Consents as may be required in any jurisdiction where the Company is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization; and

(H) such other Consents that, if not obtained or made, would not reasonably be expected to (I) have, individually or in the aggregate, a Material Adverse Effect on Parent or the Company or (II) prevent or materially delay consummation of the Merger or other transactions contemplated by this Agreement.

(ii) The Consents described in clause (i) are referred to collectively as the “Necessary Consents and Filings.”

Section 3.4 Company SEC Reports; Financial Statements; Insider Loans.

(a) Company SEC Reports. The Company has made available to Parent (by public filing with the SEC or otherwise) all registration statements, forms, reports and other documents filed or furnished by the Company with or to the SEC since January 1, 2006 (the forms, reports and other documents filed or furnished by the Company with or to the SEC since January 1, 2006 and those filed with or furnished to the SEC subsequent to the date of this Agreement and until the Expiration Date, if any, including any amendments thereto filed or furnished prior to the date hereof the “Company SEC Reports”), including the Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed on March 7, 2005, and any amendments to any such documents. Except as disclosed in Section 3.4(a) of the Company Disclosure Letter, the Company SEC Reports, except to the extent that statements in the Company SEC Reports have been modified or superseded by subsequent Company SEC Reports or amendments or supplements thereto filed or furnished prior to the date hereof, (i) complied or will comply as of its filing date in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, in each case as in effect at the time of its filing and (ii) did not or will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company is not required to file any forms, reports, schedules, statements or other documents with any foreign Governmental Entity that performs a similar function to that of the SEC or any securities exchange or quotation service. No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any forms, reports, schedules, statements or other documents with the SEC, any foreign Governmental Entity that performs a similar function to that of the SEC or any securities exchange or quotation service.

(b) Financial Statements. Except as set forth in Section 3.4(b) of the Company Disclosure Letter, the unaudited consolidated financial statements of the Company included in the Current Reports on Form 8-K filed by the Company with the SEC on September 5, 2007, November 7, 2007 and March 17, 2008, after giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, and the Audited Financial Statements (as defined in clause (b)(ix) of Annex I hereto) (collectively, the “Company Financials”), fairly present (or, in the case of the Audited Financial Statements, will fairly present) in all material respects the consolidated financial position of the Company and its Subsidiaries, as of the respective dates thereof, and the consolidated results of their operations and consolidated cash flows for the periods then ended (subject, in the case of unaudited financial statements, to normal year-end audit adjustments and any other adjustments described therein, including the notes thereto). The Company Financials have been prepared (or, in the case of the Audited Financial Statements, will be prepared) in accordance with United States generally accepted accounting principles (“GAAP”), consistently applied, during the periods involved, except as may be indicated in the Company Financials or in the notes thereto or, in the case of interim statements, to the extent permitted by the rules and regulations of the SEC.

(c) Internal Accounting Controls. Except as set forth in Section 3.4(c) of the Company Disclosure Letter, since January 1, 2007, the Company has established and maintains a system of internal accounting controls that is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (A) require the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of the Company and its Subsidiaries, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Board and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries. Except as set forth in Section 3.4(c) of the Company Disclosure Letter, to the Knowledge of the Company, since January 1, 2007, neither the Company nor its independent auditors have identified (A) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (B) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or (C) any claim or allegation of such fraud.

(d) Non-disclosure of Material Financial Information. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any its Subsidiaries in the Company’s consolidated financial statements.

(e) Improper Accounting or Auditing Practices. Except as set forth in Section 3.4(e)(i) of the Company Disclosure Letter, since July 1, 2007, no executive officer or director of the Company has received or otherwise had or obtained Knowledge of, and no former or current auditor, accountant, consultant or representative of the Company has provided written notice to the Company or any executive officer or director of, any substantive complaint or allegation, whether written or oral, that the Company or any of its Subsidiaries has, from and after July 1, 2007, engaged in improper accounting practices. Except as set forth in Section 3.4(e)(ii)of the Company Disclosure Letter, since July 1, 2007, no attorney representing the Company or any of its Subsidiaries has reported to the current Board or any committee thereof or to any current director or executive officer of the Company evidence of a material violation of United States or other securities laws or breach of fiduciary duty by the Company or any of its executive officers or directors.

(f) Whistleblowing under the Sarbanes Oxley Act. Except as set forth in Section 3.4(f) of the Company Disclosure Letter, to the Company’s Knowledge, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable requirements under any Law of the type described in Section 806 of the Sarbanes Oxley Act by the Company or any of its Subsidiaries.

(g) Compliance with the Sarbanes Oxley Act. Except as set forth in Section 3.4(g) of the Company Disclosure Letter, to the Company’s Knowledge, the Company is in compliance in all material respects with all effective provisions of the Sarbanes Oxley Act.

(h) Insider Loans. There are no outstanding loans made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries.

Section 3.5 Absence of Undisclosed Liabilities. Except as set forth in Section 3.5 of the Company Disclosure Letter, there are no liabilities or obligations of the

Company or any of its Subsidiaries of any nature, whether accrued, contingent, absolute or determined (such liabilities, “Liabilities”), other than (i) Liabilities reflected or reserved against, to the extent so reflected or reserved against, in the unaudited consolidated balance sheet of the Company as of December 31, 2007 as included in the Company Financials (such balance sheet, the “Company Balance Sheet” and such date, the “Balance Sheet Date”) or specifically disclosed in the notes thereto, (ii) Liabilities that were incurred in the ordinary course of business since the Balance Sheet Date, (iii) Liabilities arising, or specifically permitted to be incurred, under this Agreement (including Section 5.1) and (iv) such other Liabilities as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company.

Section 3.6 Absence of Certain Changes or Events. Except as set forth in Section 3.6 of the Company Disclosure Letter, since the Balance Sheet Date through the date of this Agreement, there has not been any change, event, condition, circumstance, occurrence or effect that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as set forth in Section 3.6 of the Company Disclosure Letter, from the Balance Sheet Date through the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice.

Section 3.7 Taxes.

(a) Except as set forth in Section 3.7 of the Company Disclosure Letter:

(i) the Company and each of its Subsidiaries have timely filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects;

(ii) the Company and each of its Subsidiaries have duly and timely paid all Taxes that are required to be paid by any of them (whether or not shown as due on any Tax Return);

(iii) there are not pending, outstanding or threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes, including Tax Attributes, of the Company or any of its Subsidiaries;

(iv) no material deficiency with respect to Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries which is currently unresolved;

(v) there are no requests for rulings or determinations in respect of any Taxes or Tax Returns pending between the Company or any of its Subsidiaries on the one hand and any authority responsible for such Taxes or Tax Returns on the other;

(vi) the Company and each of its Subsidiaries (A) has timely withheld and paid all Taxes required to be withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, shareholder or any third party and (B) is in compliance with all applicable rules and regulations regarding the solicitation, collection and maintenance of any forms, certifications and other information required in connection therewith;

(vii) neither the Company nor any of its Subsidiaries is a party to any contract, agreement or arrangement relating to the sharing, allocation or indemnification of Taxes or has any liability for Taxes of any Person (other than members of the affiliated group, within the meaning of Section 1504(a) of the Code, filing consolidated federal income tax returns of which the Company is the common parent) under Treasury Regulation ss. 1.1502-6, Treasury Regulation ss. 1.1502-78 or any similar state, local or foreign Laws, as a transferee or successor, or otherwise;

(viii) neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code within the two-year period ending on the date hereof;

(ix) neither the Company nor any of its Subsidiaries is a party to any “gain recognition agreement,” within the meaning of Treasury Regulations Section 1.367(a)-8 or -8T, as applicable;

(x) neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period, or portion thereof, beginning after the Closing Date as a result of any agreement or requirement to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or non-United States Law by reason of a change in accounting methods initiated by the Company or any of its Subsidiaries prior to Closing, or has any knowledge that any taxing authority has proposed any such adjustment or change in accounting methods, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of the Company or any of its Subsidiaries; and

(xi) neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(c)(3)(i)(A).

Section 3.8 Intellectual Property.

(a) Section 3.8(a)(i) of the Company Disclosure Letter lists all Intellectual Property registrations that are registered or filed in the name of Company,

alone or jointly with others (the “Company Registrations”) in each case, enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, names of all current applicant(s) and registered owners(s), as applicable. To the Knowledge of the Company, all assignments of Company Registrations to Company have been properly executed and recorded. Except for those items indicated as “abandoned” in Section 3.8(a)(i) of the Company Disclosure Letter, to the Knowledge of the Company: (i) each of the issued or registered Company Registrations is valid and enforceable; and (ii) all issuance, renewal, maintenance and other payments related to the filing or prosecution of the Company Registrations that have become due have been timely paid by or on behalf of Company.

(b) To the Knowledge of the Company, there are no inventorship challenges, opposition or nullity proceedings or interferences declared, commenced, or threatened with respect to any Patent Rights included in the Company Registrations. To the Knowledge of the Company, the Company has complied with their duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent office with respect to all patent and trademark applications filed by or on behalf of the Company. To the Knowledge of the Company, there are no facts or circumstances that would preclude the Company from having clear title to the Company Registrations.

(c) To the Knowledge of the Company, each item of Company Intellectual Property will be owned or available for use by the Surviving Corporation (or any Subsidiary of the Surviving Corporation) immediately following the Closing on substantially identical terms and conditions as it was owned or available for use by the Company immediately prior to the Closing except for those agreements identified in Section 3.3(b) of the Company Disclosure Letter and Section 3.8(i)(i) of the Company Disclosure Letter as having consent obligations. To the Knowledge of the Company, except as set forth in Section 3.8(c)(i) of the Company Disclosure Letter, the Company is the sole and exclusive owner of all Company Owned Intellectual Property, free and clear of Liens and all joint owners of the Company Owned Intellectual Property are listed in Section 3.8(c)(ii) of the Company Disclosure Letter. To the Knowledge of the Company, the Company Intellectual Property constitutes all Intellectual Property necessary (i) to Exploit the Customer Offerings in the manner so done currently by the Company, (ii) to use the Internal Systems as they are currently used by the Company, and (iii) otherwise to conduct the Company’s business and operations in the manner currently conducted by the Company. To the Knowledge of the Company, a true and complete list of all Customer Offerings is set forth in Section 3.8(c)(iii) of the Company Disclosure Letter.

(d) Except as set forth in Section 3.8(d) of the Company Disclosure Letter, the Company has taken reasonable measures to protect the proprietary nature of each item of Company Owned Intellectual Property, and information that the Company currently considers to be its trade secrets and confidential information that is included in such Company Owned Intellectual Property. To the Knowledge of the Company, the Company has complied with all applicable contractual and legal requirements pertaining to information privacy and security. To the Knowledge of the

Company, no material complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been made or threatened against the Company. To the Knowledge of the Company, there has been no: (i) unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of the Company, or (ii) material breach of the Company’s security procedures wherein such third party proprietary or confidential information has been disclosed to a third person. To the Knowledge of the Company, no Trademarks that it has licensed to others shall be deemed to be abandoned.

(e) To the Knowledge of the Company, none of the Customer Offerings, or the Exploitation thereof by the Company or by any reseller, distributor, customer or user thereof, or any other activity of the Company, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any third party. To the Knowledge of the Company, none of the Internal Systems, or the Company’s past or current Exploitation thereof, or any other activity undertaken by the Company in connection with the business of the Company, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any third party. To the Knowledge of the Company, Section 3.8(e)(i) of the Company Disclosure Letter lists any complaint, claim or notice, or threat of any of the foregoing (including any notification that a license under any patent is or may be required), received by the Company alleging any infringement, violation or misappropriation and any request or demand for indemnification or defense received by the Company from any reseller, distributor, customer, user or any other third party; and the Company has delivered or made available to Parent copies (where available) of all such complaints, claims, notices, requests, demands or threats, as well as any legal opinions, studies, market surveys and analyses relating to any such alleged or potential infringement, violation or misappropriation. To the Knowledge of the Company, all Internal Systems that are material to the business of the Company are listed and described in Section 3.8(e)(ii) of the Company Disclosure Letter.

(f) Except as set forth in Section 3.8(f) of the Company Disclosure Letter, to the Knowledge of the Company, no Person (including any current or former employee or consultant of the Company) is infringing, violating or misappropriating any of the Company Owned Intellectual Property. The Company has delivered or made available to Parent copies of all material correspondence, analyses, legal opinions, complaints, claims, notices or threats concerning the infringement, violation or misappropriation of any Company Owned Intellectual Property.

(g) To the Knowledge of the Company, Section 3.8(g)(i) of the Company Disclosure Letter identifies each agreement pursuant to which, other than in the ordinary course of business, the Company has assigned, transferred, licensed, distributed or otherwise granted any right or access to any Person, or covenanted not to assert any right, with respect to any past, existing or future Company Intellectual Property. Except as described in Section 3.8(g)(ii) of the Company Disclosure Letter or otherwise in the ordinary course of business, to the Knowledge of the Company, the Company has not agreed to indemnify any Person against any infringement or misappropriation of any Intellectual Property rights. Except as set forth in Section 3.8(g)(iii) of the Company

Disclosure Letter, to the Knowledge of the Company, the Company is not a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing Intellectual Property to any Person.

(h) To the Knowledge of the Company, Section 3.8(h)(i) of the Company Disclosure Letter identifies each item of Company Licensed Intellectual Property (excluding off-the-shelf software programs that have an acquisition price of less than $15,000). To the Knowledge of the Company, no third party inventions, methods, services, materials, processes or Software are included in or required to Exploit the Customer Offerings or Internal Systems in the manner so done currently by the Company, except as specifically set forth in Section 3.8(h)(ii) of the Company Disclosure Letter. To the Knowledge of the Company, none of the Customer Offerings or Internal Systems includes “shareware,” “freeware” or other Software or other material that was obtained by the Company from third parties other than pursuant to the license agreements listed in Section 3.8(h)(iii) of the Company Disclosure Letter.

(i) Except as set forth in Section 3.8(i)(i) of the Company Disclosure Letter, to the Knowledge of the Company, none of the execution, delivery and performance of this Agreement, the performance by the Company of its obligations hereunder and thereunder nor the consummation of the transactions contemplated by this Agreement will: (i) constitute a material breach of or default under any instrument, license or other agreement governing any Company Intellectual Property; (ii) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Company Intellectual Property; (iii) result in the grant of any rights to any Company Intellectual Property to any third party; or (iv) materially impair the right of the Surviving Corporation to, to the same extent that the Company currently has the right to, use, develop, make, have made, offer for sale, sell, import, copy, modify, create derivative works of, distribute, license, or dispose of any Company Intellectual Property or portion thereof. To the Knowledge of the Company, there are no royalties, honoraria, fees or other payments payable by the Company to any third person (other than salaries payable to Employees and independent contractors not contingent on or related to use of their work product) as a result of the use, license-in, manufacture, sale, offering for sale, copying, distribution, or disposition of any Company Intellectual Property by the Company and none shall become payable as a result of the consummation of the transactions contemplated by this Agreement. Except as set forth in Section 3.8(i)(ii) of the Company Disclosure Letter, to the Knowledge of the Company, immediately after the Closing, all Company Owned Intellectual Property will be fully transferable, alienable or licensable by the Surviving Corporation (or any Subsidiary of the Surviving Corporation) without restriction and without payment of any kind to any third party.

(j) To the Knowledge of the Company: (i) the source code for Software included in the Customer Offerings (“Company Source Code”) has not been disclosed to any Person, except pursuant to the agreements listed in Section 3.8(j) of the Company Disclosure Letter; and (ii) the Company has taken reasonable physical and electronic security measures to prevent disclosure of such Company Source Code. To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, nor will the consummation of the transactions contemplated hereby, result in the disclosure or release of such Company Source Code by the Company or escrow agent(s) or any other person to any third party except pursuant to the agreements listed in Section 3.8(j) of the Company Disclosure Letter.

(k) Except as set forth in Section 3.8(k) of the Company Disclosure Letter, to the Knowledge of the Company, all of the Software and Documentation comprising, incorporated in or bundled with the Customer Offerings have been designed, authored, tested and debugged by regular employees of the Company within the scope of their employment or by independent contractors of the Company who have executed valid and binding agreements expressly assigning all right, title and interest in such copyrightable materials to the Company.

(l) To the Knowledge of the Company, Section 3.8(l) of the Company Disclosure Letter lists all Open Source Materials that the Company has utilized in any way in the development, testing, production or sale of the Company Offerings. To the Knowledge of the Company, Section 3.8(l) of the Company Disclosure Letter includes all information related to the Company’s use of such Open Source Materials, that is in possession of the Company after a commercially reasonable investigation, including whether and how the Open Source Materials have been modified and/or distributed by the Company. Except as disclosed in Section 3.8(l) of the Company Disclosure Letter and as described in this Section 3.8(l), the Company has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Customer Offerings; (ii) distributed Open Source Materials in conjunction with any other software developed or distributed by the Company; or (iii) used Open Source Materials that create, or purport to create, obligations for the Company with respect to the Customer Offerings or grant, or purport to grant, to any third party, any rights or immunities under Intellectual Property rights (including using any Open Source Materials that require, as a condition of Exploitation of such Open Source Materials, that other Software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works, or (C) redistributable at no charge or minimal charge).

(m) To the Knowledge of the Company, each Employee and independent contractor of the Company, that: (i) has participated in the development of Company Owned Intellectual Property; or (ii) would reasonably be expected to participate in the development of Intellectual Property on behalf of the Company, has executed a valid and binding written agreement expressly assigning to the Company all right, title and interest in any inventions and works of authorship, whether or not patentable, invented, created, developed, conceived and/or reduced to practice during the term of such Employee’s employment or such independent contractor’s work for the Company, and all Intellectual Property rights therein.

(n) To the Knowledge of the Company, the Customer Offerings: (i) are free from significant defects in design, workmanship and materials and substantially conform in all material respects to the written specifications therefor; and

(ii) do not contain any disabling device, virus, worm, back door, trojan horse or other disruptive or malicious code that may or are intended to impair their intended performance or otherwise permit unauthorized access to, hamper, delete or damage any computer system, software, network or data. Since June 1, 2006, the Company has not received any warranty claims, contractual terminations or requests for settlement or refund due to the failure of the Customer Offerings to meet their specifications or otherwise to satisfy end user needs or for harm or damage to any third party except as set forth in Section 3.8(n) of the Company Disclosure Letter.

(o) To the Knowledge of the Company, the Company has not used any support, funding, resources or assistance from any Governmental Authority or quasi-governmental agency in connection with the Exploitation of the Customer Offerings, the Internal Systems or any facilities or equipment used in connection therewith, in a manner that has had or will have any impact on the Company’s rights in and to the Company Owned Intellectual Property.

Section 3.9 Compliance; Permits.

(a) Compliance. Except as set forth in Section 3.9(a) of the Company Disclosure Letter, the Company and each of its Subsidiaries is in compliance with, and neither the Company nor any of its Subsidiaries is or has been in conflict with, or in default under or violation of, any Law applicable to the Company or any of its Subsidiaries, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as set forth in Section 3.9(a) of the Company Disclosure Letter, no material investigation or review by any Governmental Entity is pending or, to the Knowledge of the Company, has been threatened in writing against the Company or any of its Subsidiaries.

(b) Permits. The Company and its Subsidiaries hold all permits, licenses, authorizations, franchises, tariffs, grants, easements, variances, exemptions, orders and approvals from Government Entities that are required for the operation of the business of the Company and its Subsidiaries as presently conducted (“Permits”), except where the failure to hold such Permits would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (collectively, “Material Permits”). The Material Permits are in full force and effect, and the Company and each of its Subsidiaries are in compliance with the terms of the Material Permits, except for any such failure to be in full force and effect or any such failure to comply that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. To the Knowledge of the Company, no event or condition has occurred or exists which would result (with or without notice or lapse of time or both) in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of the Company or any of its Subsidiaries under, any Company Permit, except for any such event or condition which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company. No proceeding to suspend or cancel any Material Permit is pending or, to the Knowledge of the Company, has been threatened.

Section 3.10 Litigation. Except as indicated in Section 3.10 of the Company Disclosure Letter, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings (collectively, “Actions”) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective material properties or assets or (ii) judgments, orders or decrees outstanding against the Company or any of its Subsidiaries. Except as set forth in Section 3.10 of the Company Disclosure Letter, there have not been since July 1, 2007, nor are there currently, any internal investigations, or, to the Knowledge of the Company, inquiries reasonably expected to lead to an internal investigation, being conducted by the Board (or any committee thereof) or any third party at the request of the Board concerning any financial, accounting, Tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

Section 3.11 Real Estate.

(a) Neither the Company nor any of its Subsidiaries owns any real property in fee simple.

(b) Section 3.11(b) of the Company Disclosure Letter sets forth a complete and accurate list as of the date hereof of all real property leased or subleased by the Company or any of its Subsidiaries with respect to which the annual lease or rental obligations currently exceed $100,000 in any one instance (the “Leased Real Property”), together with a true and complete list of all leases (including the parties thereto, date thereof and address of the real property covered thereby), lease guaranties, subleases, licenses, easements and any other agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, entered into by the Company or any of its Subsidiaries, including all amendments, terminations and modifications thereof (each, a “Company Lease”). The Company has made available to Parent complete and accurate copies of all Company Leases. To the Company’s Knowledge, the Company or one of its Subsidiaries has a valid and existing leasehold estate in and to the Leased Real Property, subject to the terms of the Company Leases, to any Permitted Liens with respect thereto and to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c) Other than as set forth in Section 3.11(c) of the Company Disclosure Letter, with respect to each Company Lease: (i) the Company Lease as modified or amended is legal, valid, binding, enforceable by the Company or any of its Subsidiaries which is a party thereto (the “Tenant”), and in full force and effect; (ii) the Company Lease will continue to be legal, valid, binding, enforceable, and in full force and effect on substantially the same terms following the consummation of the Merger, and the landlord will not be entitled to terminate such Company Lease upon the Merger; (iii) the Tenant has not received or given any notice of any material default or event that with notice or lapse of time, or both would constitute a material default by the Tenant under the Company Lease for which such Company Lease could be terminated, and, to the Knowledge of the Company, no other party is in material default thereof and no party to the Company Lease has exercised any termination rights with respect thereto as a result of an event of default; (iv) neither Tenant nor, to the Knowledge of the Company, any other party to the Company Lease, is engaged in any material dispute, or forbearance program with respect to the Company Lease that would reasonably be expected to have a material adverse effect on the rights or obligations of the Tenant under the Company Lease; (v) the Tenant has not subleased, assigned, transferred, conveyed, mortgaged, granted a deed of trust, or encumbered its leasehold interest in the Leased Real Property subject to the Company Lease; and (vi) the monthly rent and all other charges due and payable by the Tenant are current under such Company Lease in all material respects, except for any such amounts which are being contested, described in Section 3.11(c)(vi) of the Company Disclosure Letter, in good faith by appropriate proceedings by the Company or any of its Subsidiaries.

(d) The Company and each of its Subsidiaries, as applicable, has good and marketable title to, or valid leasehold interests in, all of its material tangible assets and properties, including the Leased Real Property, except for (i) such tangible assets and properties which are disposed of or, with respect to the Leased Real Property, the leasehold interests in which are terminated or expire, in the ordinary course of business, (ii) Permitted Liens and (iii) any other defects in title, easements, restrictive covenants, and other encumbrances of any nature that have not had and are not reasonably expected to have a Material Adverse Effect on the Company.

(e) As used herein, the term “Permitted Lien” means any of the following: (i) Liens for Taxes which are not yet due and payable or delinquent or that are being contested in good faith by appropriate proceedings, (ii) Liens for assessments and other governmental charges or Liens of landlords, carriers, warehousemen, mechanics and repairmen incurred in the ordinary course of business, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (iii) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, (iv) Liens that do not materially interfere with the conduct of the Company’s business and do not materially adversely affect the present use or value of the Company’s assets, (v) zoning, building and other land use and environmental regulations by any Governmental Entities which are not currently violated or with respect to which the violation thereof, if any, does not materially interfere with the conduct of the Company’s business and does not materially adversely affect the present use by the Company and its Subsidiaries of the Leased Real Property, (vi) such other imperfections or irregularities in title, charges, easements, survey exceptions, leases, subleases, and other occupancy agreements, reciprocal easement agreements, restrictions and other encumbrances on title that do not materially interfere with the conduct of the Company’s business and do not materially adversely affect the present use by the Company and its Subsidiaries of the Leased Real Property, (vii) as to any Leased Real Property, Liens affecting the lessor thereof which have not been created by the Company or any of its Subsidiaries or caused by the actions of the Company or any of its Subsidiaries, (viii) Liens relating to any debt or liabilities, including any contingent liabilities, that are reflected on the consolidated balance sheet of the Company and its Subsidiaries, (ix) matters which an accurate survey would disclose, provided such matters do not interfere with the present use or occupancy of the property subject thereto or affected thereby, (x) such other exceptions to or imperfections in title, charges, easements, covenants, conditions, restrictions and encumbrances which, individually or in the aggregate, do not materially interfere with the present use of any property subject thereto or affected thereby and (xi) Liens consented to in writing pursuant by Parent.

Section 3.12 Employee Matters.

(a) Except as disclosed in Section 3.12(a) and Section 3.13(b) of the Company Disclosure Letter or as required by applicable law, neither the Company nor any of its Subsidiaries has entered into any agreement, arrangement or understanding with any Employees or any non-employee workers in each case restricting its ability to terminate the employment or service thereof at any time, for any lawful or no reason, provided, that, for the avoidance of doubt, any payments or benefits required to be made or conferred following termination of employment or service as a result of applicable law, contracts between the Company or one of its Subsidiaries, on the one hand, and any Employee or non-employee worker, on the other hand, or policies of the Company or any of its Subsidiaries in effect on the date of this Agreement shall not be considered restrictions on termination of employment or service.

(b) Section 3.12(b) of the Company Disclosure Letter lists all persons performing services for the Company and its Subsidiaries as independent contractors or non-employee workers as of the date hereof. The Company has made available to Parent copies of all personnel policies and manuals that are currently applicable to the Employees and non-employee workers of the Company and its Subsidiaries.

Section 3.13 Employee Benefit Plans.

(a) With respect to each Benefit Plan, the Company has made available to Parent correct and complete copies of: (i) all current plan texts and agreements and any related trust agreements; (ii) all current summary plan descriptions if summary plan descriptions were required to be prepared and all material Employee communications; (iii) the most recent annual report if such report was required to be prepared (including all schedules thereto); (iv) the most recent annual audited financial statement if such statement was required to be prepared; (v) if the plan is intended to qualify under Code section 401(a) or 403(a), the most recent determination letter, if any, received from the IRS; (vi) a listing of each outstanding Company Option; and (vii) all material communications with any Governmental Entity (including the PBGC and the IRS) during the last five (5) years. There are no agreements or arrangements evidencing the grant of any Company Options that contain binding provisions that provide that the Company Options granted thereunder shall remain outstanding and exercisable following the consummation of a transaction involving a change of control of the Company (including the transactions contemplated by this Agreement), except for any such binding agreements or arrangements that provide for continued exercisability of a

Company Option following a change of control of the Company in the event that the Company Option Plan pursuant to which such Company Option was issued is assumed by the acquiror or any of its affiliates in such change of control transaction, and the Company acknowledges that neither Parent nor Merger Sub is assuming any Company Option Plan in connection with the transactions contemplated in this Agreement.

(b) Except as set forth in Section 3.13(b) of the Company Disclosure Letter, there are no Benefit Plans: (i) that are subject to any of Code section 412, ERISA section 302 or Title IV of ERISA; (ii) that are intended to qualify under Code Section 401(a) or 403(a); or (iii) that provide health or life insurance benefits to current or former Employees beyond their retirement or other termination of service (other than coverage mandated by Code section 4980B and Part 6 of Title I of ERISA).

(c) No Benefit Plan is a “multiple employer plan” or a “multiemployer plan” within the meaning of the Code or ERISA.

(d) No Benefit Plan is or was subject to the jurisdiction of the PBGC.

(e) Each Benefit Plan conforms in all material respects to, and is and has been maintained in all material respects in accordance with, all applicable Laws, and if intended to qualify for special tax treatment, meets all requirements for such treatment.

(f) To its Knowledge, the Company has not, since October 3, 2004, (i) granted to any Person an interest in a nonqualified deferred compensation plan (as defined in Section 409A(d)(1) of the Code) which interest has been or, upon the lapse of a substantial risk of forfeiture with respect to such interest, will be subject to the Tax imposed by Section 409A(a)(1)(B) or (b)(4) of the Code, or (ii) modified the terms of any nonqualified deferred compensation plan (as defined in Section 409A(d)(1) of the Code) in a manner that could cause an interest previously granted under such plan to become subject to the Tax imposed by Section 409A(a)(1)(B) or (b)(4) of the Code.

(g) Except as set forth in Section 3.13(g) of the Company Disclosure Letter, none of the Employees is represented by a labor union or organization, no labor union or organization has been certified or recognized as a representative of any of the Employees and, to the Knowledge of the Company, no union organizing efforts have been conducted within the last two years or are now being conducted. There is not currently nor, to the Knowledge of the Company, is there now threatened, any strike, picket, work stoppage, work slowdown or other organized labor dispute and no such activities, efforts, strikes, pickets, work stoppages or work slowdowns have occurred during the last two years.

(h) Except as set forth in Section 3.13(h) of the Company Disclosure Letter, no amount or benefit to be paid or provided in connection with the consummation of transactions contemplated by this Agreement will constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

Section 3.14 Environmental Matters.

(a) Except for such matters that would not reasonably be expected to have a Material Adverse Effect on the Company: (i) the Company and its Subsidiaries have complied with all applicable Environmental Laws during the previous five (5) years; (ii) to the Company’s Knowledge, no property currently leased or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance that requires, or is reasonably expected to require, investigation, monitoring, contribution or other financial responsibility and/or remediation by the Company or any of its Subsidiaries under applicable Environmental Laws; (iii) to the Company’s Knowledge, no property formerly owned or operated by the Company or any of its Subsidiaries was contaminated with any Hazardous Substance during or prior to such period of ownership or operation that requires, or is reasonably expected to require, investigation, monitoring, contribution or other financial responsibility and/or remediation by the Company or any of its Subsidiaries under applicable Environmental Laws; (iv) to the Company’s Knowledge, neither the Company nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) to the Company’s Knowledge, neither the Company nor any of its Subsidiaries has caused or could be held liable for any release or threat of release of any Hazardous Substance; (vi) neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; (vii) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other arrangement with any Governmental Entity or any indemnity or other agreement with any third party pursuant to which it has assumed any liability or obligation under any Environmental Law; (viii) to the Company’s Knowledge, there are no other existing circumstances or conditions (including plans for modification or expansion which are the subject of an approved capital authorization request) involving the Company’s or any of its Subsidiaries’ owned or leased properties or operations that are reasonably likely to result in any claim, liability, investigation, cost or restriction on the Company’s or any of its Subsidiaries’ ownership, use or transfer of any property pursuant to any Environmental Laws; and (ix) the Company has delivered or made available to Parent copies of all Material Environmental Reports, studies, assessments, soil or groundwater sampling data and other material environmental information, to the extent that the materials described in this clause exist and are in the Company’s possession, relating to the Company or its Subsidiaries or their respective current and former properties or operations which were prepared since January 1, 2006. For purposes of subsection (ix) above, “Material Environmental Reports” means any reports generated by any third party consultants or experts, including any due diligence reports prepared under the ASTM standards and any reports submitted to any Governmental Entity since January 1, 2006.

(b) As used herein, the term “Environmental Law” means any applicable Law (including common law) or Order relating to: (A) the protection, investigation or restoration of the environment, worker health and safety or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any

Hazardous Substance, (C) noise, odor, wetlands, pollution or contamination, or any injury or threat of injury to Persons or property relating to any Hazardous Substance, or (D) the labeling, packaging, takeback, recycling or the manufacturing of products containing any Hazardous Substance.

(c) As used herein, the term “Hazardous Substance” means (i) any chemical, waste or substance that is listed, classified or regulated by any Governmental Entity as “hazardous,” “corrosive,” “toxic,” “reactive,” “explosive,” “flammable,” a “pollutant” or otherwise dangerous to health, reproduction or the environment; or (ii) any petroleum product or by-product, asbestos-containing material, lead, polychlorinated biphenyls, radioactive material or radon.

(d) To the Knowledge of the Company, the products of the Company or any of its Subsidiaries sold or otherwise made available in the EU market comply in all material respects with the Restrictions on the Use of Certain Hazardous Substances in Electrical and Electronic Equipment (2002/95/EC) Directive, and the Waste Electrical and Electronic Equipment (2002/96/EC) Directive, to the extent such directives and/or any legislation enacted or implemented thereunder by applicable European Union member nations are applicable to such products.

(e) The Company makes no representations or warranties with respect to environmental matters except as expressly set forth in this Section 3.14.

Section 3.15 Material Contracts.

(a) Section 3.15(a) of the Company Disclosure Letter sets forth a list that is correct and complete in all material respects of each Contract that exists as of the date hereof to which the Company or any of its Subsidiaries is a party or by which it is bound and (i) that is to be performed after the date of this Agreement and that has been, or would be required to be, (A) filed or incorporated by reference in any filing with the SEC as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act) or (B) disclosed by the Company on a Current Report on Form 8-K, (ii) that materially restricts or purports to materially restrict the conduct of any material line of business by the Company or any of its Subsidiaries or, upon consummation of the transactions contemplated by this Agreement, will materially restrict the conduct of any material line of business by Parent, the Company or any of their respective Subsidiaries or the ability of Parent, the Company or any of their respective Subsidiaries to engage in any line of business, (iii) that constitutes a contract or commitment relating to indebtedness for borrowed money or obligating the Company or any Subsidiary to pay the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by an asset) in excess of $500,000 and (iv) that is with any of the Company’s 15 largest customers, by bookings in the year ended December 31, 2007, or any of the Company’s 5 largest suppliers, by expenditures in the year ended December 31, 2007. Each Contract of the type described in this Section 3.15(a) is referred to in this Agreement as a “Material Contract”. The Company has made available to Parent correct and complete copies of each Material Contract.

(b) Each Material Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Company or any of its Subsidiaries, as applicable, and, to the Knowledge of the Company, with respect to the other parties thereto. Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, (i) neither the Company nor any of its Subsidiaries is in default or violation of any Material Contract, (ii) neither the Company nor any of its Subsidiaries has received notice of any material violation or breach of, or material default under, any such Material Contract by any of the other parties thereto, and (iii) no event has occurred which would result in a material breach or violation of, or material default under, any Material Contract (in each case with or without notice or lapse of time or both) by the Company or any of its Subsidiaries or, to the Company’s Knowledge, by any other party thereto.

Section 3.16 Offer Documents; Schedule 14D-9; Other Information. None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion in the Offer Documents will, at the times the Offer Documents are filed with the SEC or mailed to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or necessary to correct any statement supplied by the Company and made in any communication with respect to the Offer, the Merger or the other transactions contemplated hereby previously filed with the SEC or disseminated to the stockholders of the Company. The Schedule 14D-9 will not, at the time it is filed with the SEC or mailed to stockholders of the Company, and at all times prior to the purchase of Common Shares by Parent or Merger Sub pursuant to the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub or any of their respective affiliates that is contained in the Schedule 14D-9. The Schedule 14D-9 will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder.

Section 3.17 Brokers’ and Finders’ Fees. Except for fees payable to Thomas Weisel Partners LLC (the “Company Financial Advisor”) pursuant to an engagement letter dated November 1, 2007, a true and correct copy of which has been made available to Parent, neither the Company nor any of its Subsidiaries has incurred any liability for brokerage or finders’ fees, agents’ commissions, investment bankers’ fees or any similar charges in connection with the Offer, the Merger, this Agreement or any of the transactions contemplated hereby.

Section 3.18 Opinion of Company Financial Advisor. The Board has received from the Company Financial Advisor a written opinion addressed to the Board for inclusion in the Schedule 14D-9 to the effect that, as of June 16, 2008, the consideration to be paid to holders of Common Shares in the Offer and the Merger is fair, from a financial point of view, to such holders of Common Shares.

Section 3.19 Interested Party Transactions. Except for (a) employment contracts, agreements or arrangements described in or filed or incorporated by reference as an exhibit to a Company SEC Report filed prior to the date hereof or (b) the Benefit Plans, Section 3.19 of the Company Disclosure Letter sets forth a correct and complete list of all contracts, agreements or arrangements that are in existence as of the date of this Agreement, under which the Company has any existing or future liabilities between the Company or any of its Subsidiaries, on the one hand, and (i) any current officer or director of either the Company or any of its Subsidiaries or any Person that has served as such an officer or director within the last five (5) years or any of such officer’s or director’s immediate family members, (ii) record or beneficial owner of more than 5% of the Common Shares as of the date hereof, or (iii) to the Knowledge of the Company, any affiliate of any such officer, director or owner (other than the Company or any of its Subsidiaries), on the other hand (each such contract, agreement or arrangement, an “Affiliate Transaction”), in each case that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act. The Company has made available to Parent correct and complete copies of each contract, agreement or arrangement or other relevant documentation (including any amendments or modifications thereto) providing for each Affiliate Transaction.

Section 3.20 Insurance. Each of the Company and its Subsidiaries maintains insurance policies with reputable insurance carriers against risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. The Company has made available to Parent copies of all material insurance policies so maintained, all of which are currently in effect as of the date hereof. All material premiums due and payable under all such insurance policies have been paid when due, and the Company and each of its Subsidiaries, as the case may be, are otherwise in compliance in all material respects with the terms of such insurance policies. Except as would not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, none of the Company or its Subsidiaries has received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance, and all such insurance is outstanding and duly in force.

Section 3.21 Inapplicability of Takeover Statutes and Certain Charter and By-law Provisions. The Board has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203) shall not apply to Parent during the pendency of this Agreement, including the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement. To the Knowledge of the Company, no other state takeover statute, including but not limited to a “fair price”, “moratorium”, “control share acquisition”, “interested shareholder”, “business combination” or similar statute or regulation, applies to the Merger or any of the other transactions contemplated by this Agreement.

Section 3.22 Absence of Certain Business Practices. Neither the Company nor its Subsidiaries, nor, to the Knowledge of the Company, any officer,

director, employee or agent of the Company or its Subsidiaries, nor any other person or entity acting on behalf of the Company or its Subsidiaries, acting alone or together, has, directly or indirectly, given or agreed to give any gift, benefit, contribution, entertainment or other thing of value to any employee or official of any Governmental Entity or other entity who is or may be in a position to help or hinder the Company or any Subsidiary (or assist the Company or any Subsidiary in connection with any actual or proposed transaction), for the purpose of causing such employee or official to take some action or make some omission, obtaining or retaining business for the Company or its Subsidiaries or otherwise assisting the Company or its Subsidiaries and which, in any such case, would reasonably be expected to subject the Company and its Subsidiaries (taken as a whole) to any material damage or penalty in any civil, criminal, administrative or regulatory proceeding.

Section 3.23 Import and Export Control Laws.

(a) The Company and each of its Subsidiaries have complied in all material respects with all applicable export and re-export control Laws (“Export Controls”), including but not limited to the Export Administration Regulations maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by the Treasury Department’s Office of Foreign Assets Control, and the International Traffic in Arms Regulations maintained by the Department of State and any applicable anti-boycott compliance regulations. Neither the Company nor any of its Subsidiaries has directly or indirectly sold, exported, re-exported, transferred, diverted, or otherwise disposed of any products, software, or technology (including products derived from or based on such technology) to any destination, entity, or person prohibited by the laws or regulations of the United States, without obtaining prior authorization from the competent government authorities as required by those laws and regulations. The Company and its Subsidiaries are in compliance in all material respects with all applicable import Laws (“Import Regulations”), including Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations.

(b) Section 3.23 of the Company Disclosure Letter accurately lists all of the Harmonized Tariff Classification Numbers and Export Control Classification Numbers (and their CCATS document number, if applicable) as used by the Company for Company Products.

(c) No action, proceeding, writ, injunction, claim, request for information or subpoena is pending, or the Company’s Knowledge, threatened, concerning or relating to any export or import activity of the Company or any of its Subsidiaries. No voluntary self disclosures have been filed by or for the Company or any of its Subsidiaries with respect to any violations of Export Controls and Import Regulations.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to the Company, as follows:

Section 4.1 Organization; Standing and Power; Merger Sub.

(a) Organization; Standing and Power. Each of Parent and Merger Sub is a corporation or other form of legal entity duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted. Parent has made available to the Company a correct and complete copy of the certificate of incorporation and by-laws, or similar organizational documents, of each of Parent and Merger Sub, each as amended and as in effect on the date hereof.

(b) Merger Sub. Merger Sub was formed solely for the purposes of engaging in the transactions contemplated by this Agreement. Merger Sub has not engaged in any business activities, conducted any operations or incurred any liabilities, other than liabilities and obligations incurred in connection with the transactions contemplated by this Agreement. The issued and outstanding capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which (i) have been duly and validly authorized and validly issued, (ii) are fully paid, and non-assessable and free of pre-emptive rights and (iii) are owned directly by Parent free and clear of all Liens. None of such equity interests were issued in violation of any Federal or state securities Laws or any preemptive rights, purchase options, call rights, rights of first refusal or any similar rights. There are no securities, options, rights, warrants, commitments, agreements or other arrangements to which Parent or Merger Sub is a party or by which either of them is bound obligating Parent or Merger Sub (x) to issue, deliver or sell, or redeem, repurchase, acquire or pay for, additional shares of capital stock, indebtedness having the right to vote or other voting securities of Merger Sub or (y) to issue, grant, extend or enter into any such security, option, right, warrant, commitment, agreement or other arrangement.

Section 4.2 Authority; Non-Contravention; Necessary Consents and Filings.

(a) Authority. Each of Parent and Merger Sub has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by them of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of each of Parent and Merger Sub. No other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution, delivery or performance of this Agreement by Parent or Merger Sub, or to consummate the transactions contemplated hereby, subject only, with respect to the Merger, to the filing of the Certificate of Merger pursuant to the DGCL. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming due execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

(b) Non-Contravention. Assuming compliance with the matters referred to in Section 4.2(c), neither the execution, delivery or performance of this Agreement by Parent and Merger Sub, nor the consummation of the transactions contemplated hereby will (i) contravene or conflict with or result in any violation or breach of any provision of the certificate of incorporation or by-laws of Parent or Merger Sub, (ii) require any consent, approval or notice under, or conflict with or result in any violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or give rise to any right of termination, recapture, cancellation or acceleration of any obligation or loss of a material benefit, require a consent or waiver under or require the payment of a penalty under any loan, guarantee of indebtedness or credit agreement, note, bond, Lien, indenture, material lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Parent or Merger Sub, or result in the creation of any Lien, deeds of trust, covenant, condition, declaration, restriction, rights of first offer or refusal, easement, rights-of-way, encroachment, third party right or other encumbrance or title defect of any kind or nature upon any of the properties or assets of the Company or any of its Subsidiaries, or (iii) contravene or conflict with or constitute a violation or any provision of any Law applicable to or binding upon Parent or Merger Sub or any of their Subsidiaries, or any of their properties or assets, except, in the cases of clauses (ii) and (iii), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(c) Necessary Consents and Filings. No Consents are required to be obtained from any Governmental Entity by Parent or Merger Sub or any of their Subsidiaries in connection with the execution, performance and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) such Consents as may be required under the HSR Act, (ii) such Consents as may be required to comply with Foreign Competition Laws, (iii) the obligations and any related requirements under the National Security Agreement between, inter alia, Alcatel Lucent, Parent and certain U.S. Government agencies, effective on November 30, 2006, as described in Alcatel Lucent’s Annual Report filed with the SEC on Form 20-F on April 8, 2008 (“NSA”), including the notice given by Parent pursuant to the NSA in respect of the transactions contemplated by this Agreement prior to the date hereof, (iv) such notice or information to be submitted to the Committee on Foreign Investment in the United States (“CFIUS”), should Parent or CFIUS determine that submission of such notice or information is required, (v) with respect to the Merger, the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the

DGCL, (vi) Consents of the SEC or under state securities or “blue sky” laws and the securities laws of any foreign jurisdiction, including compliance with any applicable requirements of the Exchange Act, and such Consents as may be required in any jurisdiction where Parent or Merger Sub is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization, and (vii) such other Consents that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or the Company.

Section 4.3 Litigation. As of the date hereof, there are no claims, actions or proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries before any Governmental Entity that seek to restrain or enjoin the consummation of the Merger or that could have a Material Adverse Effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement. Neither Parent nor any of its Subsidiaries is subject to any Order which prohibits or restricts the consummation of the transactions contemplated by this Agreement.

Section 4.4 Financial Capability. Parent has the financial capability to perform and cause Merger Sub to perform all of its obligations under this Agreement, and Parent will provide Merger Sub at the time it becomes obligated to accept for payment and pay for any Common Shares pursuant to the Offer, and at the Effective Time, all funds necessary to pay the Offer Price, the Merger Consideration, the Option Consideration, the Warrant Consideration and any other amounts contemplated by this Agreement, including any related fees and expenses. Notwithstanding the foregoing, Parent’s ability to consummate and to cause Merger Sub to consummate the transactions contemplated hereby is not contingent on Parent’s ability to complete any public offering or private placement of equity or debt securities or to obtain any other type of financing prior to or on the Closing Date.

Section 4.5 Schedule 14D-9; Offer Documents; Other Information. None of the information supplied or to be supplied by or on behalf of by Parent or Merger Sub specifically for inclusion in the Schedule 14D-9 will, at the times the Schedule 14D-9 is filed with the SEC or mailed to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or necessary to correct any statement supplied by Parent or Merger Sub and made in any communication with respect to the Offer, the Merger or the other transactions contemplated hereby previously filed with the SEC or disseminated to the stockholders of the Company. The Schedule TO will not, at the times it is filed with the SEC or mailed to stockholders of the Company, and at all times prior to the purchase of Common Shares by Parent or Merger Sub pursuant to the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to information supplied by the Company or any of its affiliates that is contained in the Schedule TO. The Schedule TO will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder.

Section 4.6 Brokers’ and Finders’ Fees. Parent has not incurred any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business of the Company. Except as contemplated by this Agreement or as may be required by applicable Law or as set forth in Section 5.1 of the Company Disclosure Letter, during the period commencing on the date of this Agreement and ending at the earlier of (x) the Effective Time and (y) the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), the Company shall, and shall cause each of its Subsidiaries to, (A) conduct its operations in the ordinary course of business consistent with past practice, and (B) use commercially reasonable efforts to preserve intact its business organization and to maintain satisfactory relationships with its customers, suppliers and employees and others having business relationships with it and to retain the services of its key officers and employees. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement or as may be required by applicable Law or as set forth in Section 5.1 of the Company Disclosure Letter, during the period commencing on the date of this Agreement and ending at the earlier of (x) the Effective Time and (y) the Termination Date, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, take any of the following actions without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) amend or waive any provision of the Company Organizational Documents or the Subsidiary Organizational Documents;

(b) issue, sell, pledge, encumber or dispose of (whether through the issuance or granting of any options, warrants, calls, subscriptions, stock appreciation rights or other rights or Contracts), or authorize the issuance, sale, pledge, encumbrance or disposition of, any capital stock or any securities convertible or exchangeable into or exercisable for shares of its capital stock or the capital stock of any Subsidiary of the Company, or any Voting Debt, or take any action to cause to be exercisable any otherwise unexercisable Company Options (except as otherwise provided in this Agreement or by the express terms of any unexercisable Company Options outstanding as of the date hereof), except for (i) issuances of capital stock of the Company’s Subsidiaries to the Company or to another wholly owned Subsidiary, (ii) issuances of Common Shares upon exercise of Company Options outstanding on the date of this Agreement in accordance with the terms thereof and (iii) issuances of Common Shares upon exercise of Warrants outstanding on the date of this Agreement in accordance with the terms thereof;

(c) adjust, split, combine or reclassify any shares of its capital stock or redeem, purchase or otherwise acquire any shares of its capital stock or the capital stock of any Subsidiary of the Company;

(d) declare, pay or set aside for payment any dividend or other distribution in respect of its capital stock, other than dividends and other distributions paid by wholly-owned Subsidiaries of the Company;

(e) materially increase benefits under or establish any material Benefit Plan or otherwise materially increase the compensation or fringe benefits payable or to become payable to any of its respective directors, officers or employees, other than (i) in the ordinary course of business consistent with past practice, (ii) as required by applicable Law or by any existing employment agreement or Benefit Plan or (iii) as provided in Section 5.1(e) of the Company Disclosure Letter;

(f) enter into any employment, change in control, retention or severance agreement with or grant any severance or termination pay to, any of its directors, officers or employees, other than (i) employment agreements (containing customary terms and conditions, but not containing any provisions giving rights with respect to the grant or issuance of capital stock or options, warrants, calls, subscriptions, or stock appreciation rights) entered into in the ordinary course of business consistent with past practice in connection with the hiring of new employees; provided that the base salary to be paid to each new employee under each such employment agreement shall not be in excess of $150,000, with respect to each new employee to be located in the United States, or €150,000, with respect to each new employee to be located outside of the United States, or (ii) as provided in Section 5.1(f) of the Company Disclosure Letter;

(g) enter into any new Material Contract other than Contracts with its customers in the ordinary course of business consistent with past practice;

(h) make any material change to, terminate or waive in any material respect any rights under any existing Material Contract except as demonstrably consistent with past practices and as would not be materially adverse to the Company and its Subsidiaries, taken as a whole, or make any material change to the conduct of the business or operations of the Company and its Subsidiaries, taken as a whole,

(i) acquire, by merger, consolidation, acquisition of equity interests or assets, or otherwise, or make any investment in (whether by purchase of stock or securities, contributions to capital, or entering into binding agreements with respect to any such investment) any Person or business or division thereof, or otherwise purchase or acquire any properties, rights or assets that are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole, in each case other than purchases of inventory, acquisitions of license rights and purchases of other assets in the ordinary course of business consistent with past practice;

(j) enter into any material joint venture, partnership or similar agreement;

(k) sell, lease, license, transfer, mortgage, pledge, encumber, otherwise subject to a Lien, abandon or vacate, or dispose of, in whole or in part, any assets (including the capital stock of Subsidiaries of the Company) that are material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, other than in the ordinary course of business consistent with past practice or the incurrence of any Lien as necessary or appropriate in connection with any indebtedness permitted by Section 5.1(l);

(l) (i) incur, assume or prepay any indebtedness, or assume, guarantee or otherwise become liable or responsible for the indebtedness of any other Person, other than (A) pursuant to credit facilities in amount not to exceed an aggregate principal amount of $18,000,000, on reasonable and customary terms, that do not contain provisions (unless they have been waived expressly for the transactions contemplated by this Agreement) that will result in the occurrence of a default or an event of default (with notice or lapse of time, or both) upon the consummation of the Offer, the issuance of the Top-Up Option Shares or the consummation of the Merger, with borrowing thereunder in principal amounts not to exceed $2,000,000 outstanding at any one time through September 30, 2008 and $5,000,000 outstanding at any one time between October 1, 2008 and December 31, 2008; provided that the Company shall substantially contemporaneously provide to Parent such financial data, operating data and compliance certificates as the Company may be required to provide to the lenders under such credit facilities; (B) indebtedness among the Company and its direct or indirect wholly-owned Subsidiaries or among such Subsidiaries in the ordinary course of business consistent with past practice, (C) indebtedness for borrowed money incurred pursuant to Contracts entered into prior to the date of this Agreement and (D) indebtedness incurred in connection with the financing of premiums due under insurance policies taken out by the Company, in a principal amount not to exceed $400,000 in the aggregate, or (ii) issue, sell or amend any debt securities or warrants (except such amendments as may be required to terminate the Warrants pursuant to Section 2.4 of this Agreement without the issuance of any new debt securities or warrants) or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing;

(m) make any loans, advances or capital contributions to, or investments in, any other Person (including loans to its directors or officers), other than (i) in the ordinary course of business consistent with past practice and (ii) among the Company and its direct and indirect wholly owned Subsidiaries or among such Subsidiaries;

(n) implement or adopt any material changes in financial accounting methods, principles, policies, procedures or practices or any of its methods of reporting income, deductions or other material items for financial accounting purposes, other than as required by GAAP, SEC rule or policy or applicable Law, including as the same may be interpreted by the Company’s independent auditors;

(o) make any individual capital expenditure other than capital expenditures with respect to each three-month period ending June 30, September 30 and December 31, 2008 not in excess of $500,000 in the aggregate for each such period;

(p) (i) compromise, settle or agree to settle any suit, action, claim, proceeding or investigation against the Company or any of its Subsidiaries (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), or consent to the same, other than compromises, settlements or agreements involving payments by the Company or its Subsidiaries not in excess of $100,000 individually or $500,000 in the aggregate and without the imposition of material equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries or (ii) waive or release any rights (except claims by the Company or any of its Subsidiaries against another party or parties in a litigation or other disputes) that are material to the Company and its Subsidiaries, taken as a whole, or make any payments of any liabilities of the Company or any of its Subsidiaries that are material to the Company and its Subsidiaries, taken as a whole, before the same come due in accordance with their terms;

(q) enter into any “non-compete” or similar agreement that would by its terms restrict the business of the Surviving Corporation or its Subsidiaries following the Effective Time;

(r) enter into any new line of business outside of its existing business;

(s) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(t) make any change (or file any such change) in any method of Tax accounting or any Tax election (except, in each case, as in the ordinary course of business or as is consistent with past practice or as required by applicable law or GAAP), settle or compromise any material Tax liability or enter into any agreement relating to Taxes, in each case for an amount materially in excess of the amount reserved therefor on the financial statements included in the Company SEC Reports;

(u) fail to use commercially reasonable efforts to cause the current insurance (or re-insurance) policies maintained by the Company or any Subsidiary of the Company, including directors’ and officers’ insurance, not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance or re-insurance companies of comparable standing having comparable deductions and providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums or less are in full force and effect; provided that neither the Company nor any Subsidiary of the Company shall obtain or renew any insurance (or reinsurance) policy for a term exceeding twelve (12) months; or

(v) reserve or take any other action with respect to the capital stock of the Company that would limit or impair the ability of the Company to issue Common Shares as Top-Up Option Shares; or

(w) agree or commit to do any of the foregoing.

Section 5.2 Access to Information; Confidentiality.

(a) Subject to compliance with applicable Law, between the date of this Agreement and the earlier of (x) Effective Time and (y) the Termination Date, the Company shall, and shall cause its Subsidiaries to, (i) afford Parent and its Representatives reasonable access during normal business hours and upon reasonable notice, to the officers, employees, agents, properties, books and records of the Company and its Subsidiaries; (ii) deliver to Parent unaudited consolidated monthly financial statements of the Company, prepared by Company management, including a profit and loss statement and a balance sheet, no later than fifteen (15) days following the last day of the calendar month to which such unaudited consolidated monthly financial statements relate; (iii) promptly deliver or make available to Parent such other financial and operating data and other information with respect to the business and operations of the Company and its Subsidiaries, as Parent may from time to time reasonably request, and (iv) furnish promptly to Parent a copy of each report, schedule, registration statement and other documents filed or received by it pursuant to the requirements of federal or state securities Laws; provided that the foregoing shall not require the Company (A) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable efforts to obtain the consent of such third party to such inspection or disclosure without requiring the Company to pay any amount or waive any rights to obtain such consent; (B) to disclose any information of the Company or any of its Subsidiaries that is subject to attorney-client or other privilege; (C) to provide access if it would unreasonably disrupt the operations of the Company or its Subsidiaries; or (D) to provide any information or access that the Company reasonably believes could violate applicable Law; provided, further, that this Section 5.2 shall not obligate the Company to create any information that does not already exist at the time of such request (other than to convert existing information from one medium to another, such as providing a printout of information that is sorted in a computer database). No investigation conducted under this Section 5.2 shall affect or be deemed to modify any representation or warranty made in this Agreement.

(b) Between the date of this Agreement and the earlier of (x) the Acceptance Date and (y) the Termination Date, the Company shall deliver to Parent a table showing the capitalization of the Company as of the last day of each calendar month, including but not limited to any change to the share information provided in Sections 3.2(b) and 3.2(c) hereof, no later than five (5) days following the date of such table.

(c) Parent shall, and shall cause its representatives, to maintain the confidentiality of all Information (as defined in the letter agreement dated January 19, 2008 (the “Confidentiality Agreement”) between the Company and Parent), including any Information made available to Parent pursuant to Section 5.2(a) or otherwise, in accordance with the terms of the Confidentiality Agreement and, in the event of the termination of this Agreement for any reason, Parent promptly shall destroy or return the Information in accordance with the terms of the Confidentiality Agreement. The term “representatives” shall mean, for the purposes of this Section 5.2, Parent’s “representatives” as defined in the Confidentiality Agreement, and shall include Merger Sub.

(d) To the extent that any Information may include materials subject to attorney-client privilege, the Company is not waiving and shall not be deemed to have waived or diminished its attorney work-product protections, attorney-client privileges or similar protections and privileges as a result of disclosing any Information (including any Information relating to pending or threatened litigation) to Parent and its representatives, regardless of whether the Company has asserted or is entitled to assert such privileges and protections. The parties (i) share a common legal and commercial interest in all such Information that is subject to such privileges and protections, (ii) are or may become joint defendants in proceedings to which the Information covered by such protections and privileges relates, and (iii) agree that such privileges and protections shall remain intact should either party become subject to any actual or threatened proceeding to which such Information covered by such protections and privileges relates. In furtherance of the foregoing, Parent and its representatives shall not claim or contend, in proceedings involving either party, that the Company waived its attorney work-product protections, attorney-client privileges or similar protections and privileges with respect to any Information disclosed to Parent and its representatives (including Information related to pending or threatened litigation) in accordance with the Confidentiality Agreement and this Section 5.2. It is hereby agreed and understood that the provisions of this Section 5.2(c) do not, and will not, apply to any dispute between the parties hereto related to this Agreement.

Section 5.3 No Solicitation.

(a) Subject to Section 5.4, from and after the date of this Agreement and until the earlier of (x) the Closing and (y) the Termination Date, the Company agrees that neither the Company nor any of its Subsidiaries shall, and that each of them shall direct their respective Representatives not to, directly or indirectly:

(i) solicit, initiate, knowingly encourage or knowingly facilitate (including by providing non-public information) any inquiries, proposals or offers that constitute, or would reasonably be expected to lead to, an Alternative Proposal;

(ii) engage or participate in any negotiations regarding, or provide or cause to be provided any material non-public information or data relating to the Company or any of its Subsidiaries in furtherance of, or have any discussions with any Person relating to, an actual or potential Alternative Proposal, or otherwise knowingly encourage or facilitate any effort or attempt to make or implement an Alternative Proposal;

(iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Proposal, or

(iv) approve, endorse or recommend, or publicly announce an intention to approve, endorse or recommend, or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Alternative Proposal.

(b) Subject to Section 5.4, from and after the date of this Agreement until the earlier of (x) the Closing and (y) the Termination Date, the Company shall take all actions reasonably necessary to cause its Representatives to immediately cease any discussions or negotiations with any Person other than the Purchasers and their Representatives regarding, or that would reasonably be expected to lead to, an Alternative Proposal.

(c) From and after the date of this Agreement until the earlier of (x) the Closing and (y) the Termination Date, the Company shall notify Parent, orally and in writing, promptly (and in any event within twenty-four (24) hours) following receipt, of material terms and conditions of any written proposal (including the identity of the parties) which the Company or any of its Representatives may receive after the date hereof relating to an Alternative Proposal and shall keep Parent informed in all material respects and on a timely basis as to the status of and any material developments regarding any such proposal.

(d) As used in this Agreement, “Alternative Proposal” means (i) any proposal, inquiry, indication of interest or offer from any Person or group of Persons (other than Parent, Merger Sub or any of their respective Subsidiaries) for a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes twenty percent (20%) or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (ii) any proposal for the issuance by the Company of over twenty percent (20%) of its equity securities or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over twenty percent (20%) of the equity securities or consolidated total assets of the Company and its Subsidiaries, in each case other than the Offer, the Merger or any other transactions contemplated by this Agreement.

(e) Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.3 by any Representative, acting on behalf of the Company or any of its officers, directors or employees, shall be deemed to be a breach of this Agreement by the Company.

Section 5.4 Board Actions.

(a) Notwithstanding Section 5.3 or anything in this Agreement to the contrary, prior to the earlier of the Acceptance Date and the Termination Date, following the receipt of an unsolicited bona fide Alternative Proposal that did not result from or arise in connection with a breach of Section 5.3 and that a majority of the members of the Board believes in good faith, after consultation with the Company’s outside counsel and financial advisors, constitutes or may reasonably be expected to lead to a Superior Proposal (such an Alternative Proposal, a “Qualifying Alternative Proposal”), the Company may, and may direct its Representatives to:

(i) contact the Person making such Qualifying Alternative Proposal or its Representatives for the purposes of clarifying any material terms of such Qualifying Alternative Proposal and the capability of consummating such Qualifying Alternative Proposal;

(ii) furnish non-public information with respect to the Company and its Subsidiaries to the Person making such Qualifying Alternative Proposal and its representatives pursuant to a customary confidentiality agreement substantially similar to, with respect to the confidentiality terms and provisions thereof, the Confidentiality Agreement; and

(iii) participate in discussions or negotiations with such Person and its representatives regarding such Qualifying Alternative Proposal.

(b) The Board shall not effect a Change of Recommendation (other than with respect to a Company Intervening Event in compliance with Section 5.4(c) hereof) or approve, endorse, or recommend any Qualifying Alternative Proposal that the Board determines, in good faith after taking any of the actions described in clause (a) and in consultation with the Company’s outside counsel and financial advisors, constitutes a Superior Proposal, or enter into a definitive agreement providing for the implementation of such Superior Proposal unless (A) the Company has given Parent at least three (3) Business Days’ written notice advising Parent that the Board has determined that the Company has received a Superior Proposal, specifying the terms and conditions of such Superior Proposal and identifying the person or persons making such Superior Proposal, (B) the Company and its financial and legal advisors negotiate in good faith with Parent and its financial and legal advisors (to the extent Parent wishes to negotiate) to provide Parent the opportunity to make an Alternative Proposal in response to such Superior Proposal, and (C) Parent does not, within three (3) Business Days of Parent’s receipt of the notice referred to in clause (A), make an Alternative Proposal that a majority of the members of the Board determines in good faith, after consultation with outside counsel and financial advisors, to be at least as favorable to the Company’s stockholders as such Superior Proposal.

(c) In addition, notwithstanding any provision in this Section 5.4 to the contrary and absent any breach by the Company of the terms of Section 5.3, prior to the earlier of the Acceptance Date and the Termination Date, the Board may, in response to a material development or material change in circumstances occurring or arising after the date hereof (except for any material development or material change related to the ongoing commercial relationship between the Company and Parent and their respective Affiliates), that was neither known to the Board nor reasonably foreseeable as of or prior to the date hereof (and not relating to any Alternative Proposal) (such material development or material change in circumstances, a “Company Intervening Event”) effect a Change of Recommendation if the Board has concluded in good faith, after consultation with its outside counsel, that, in light of such Company Intervening Event, the failure of the Board to effect such Change of Recommendation would result in a breach of its fiduciary duties under applicable Law; provided that, the Board shall not be entitled to exercise its right to make a Change of Recommendation pursuant to this Section 5.4(c) unless the Company has (x) provided to Parent at least three (3) Business Days’ prior written notice advising Parent that the Board intends to take such action and specifying the reasons therefor in reasonable detail and (y) during such three (3) Business Day period, if requested by Parent, engaged in good faith negotiations with Parent and its financial and legal advisors to amend this Agreement in such a manner that obviates the need for a Change of Recommendation.

(d) Nothing contained in this Agreement shall prohibit the Company or the Board from (i) complying with Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to an Alternative Proposal, (ii) issuing a “stop, look and listen” statement pending disclosure of its position thereunder, (iii) complying with its disclosure obligations under U.S. federal or state Law regarding an Alternative Proposal or (iv) taking any action that any court of competent jurisdiction orders the Company to take; provided, however, that in no event shall this Section 5.4(d) affect the obligations of the Company specified in Sections 5.4(b) or (c) hereof. None of the actions pursuant to clauses (i) through (iv) above shall be deemed to be a Change of Recommendation, a proposal to effect a Change of Recommendation or an approval, endorsement or recommendation of any Alternative Proposal so long as the Board expressly and publicly reaffirms its Board Recommendation in any such disclosure or communication pursuant to clauses (i) through (iii) above and substantially concurrently with the taking of any action pursuant to clause (iv) above.

(e) The following terms shall have the meanings set forth below:

(i) “Change of Recommendation” means the withdrawal of, the Board Recommendation or the qualification or modification of the Board Recommendation in a manner adverse to Parent or Merger Sub.

(ii) “Superior Proposal” means any bona fide written Alternative Proposal (A) with the references to “twenty percent (20%)” in the definition of Alternative Proposal shall be replaced by “fifty percent (50%)” and (B) that (x) contemplates terms that the Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, to be more favorable to the holders of Common Shares than the Offer and the Merger (taking into account all financial, regulatory, legal, timing and other aspects of such proposal, including any required financing, the payment of the Termination Fee and Eligible Expenses pursuant to Article VII hereof, and any changes to the Merger Consideration proposed by Parent pursuant to Section 5.4(b)) and (y) the Board believes is reasonably capable of being completed.

Section 5.5 Reasonable Best Efforts; Additional Actions.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including using reasonable best efforts to:

(i) obtain all consents, amendments or waivers under the terms of any of the Company’s borrowing or other contractual arrangements required by the transactions contemplated by this Agreement (other than consents, amendments or waivers the failure of which to obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company);

(ii) obtain or make all Necessary Consents and Filings, including those required pursuant to the DGCL, the Exchange Act, the HSR Act and Foreign Competition Laws, including the provision of assistance to and furnishing information requested by the other party in the preparation and filing with the SEC of the Offer Documents or the Schedule 14D-9, and any amendments and supplements thereto;

(iii) execute and deliver any additional instruments reasonably necessary to consummate the transactions contemplated by this Agreement; and

(iv) fulfill or cause the fulfillment of the conditions to Closing set forth in Article VI.

(b) In furtherance of the foregoing, Parent and the Company shall use all reasonable best efforts to take all actions required to avoid the entry, or to effect the dissolution, of any Order which would otherwise have the effect of preventing or delaying the Offer, the Merger and the other transactions contemplated by this Agreement, except that nothing in this Section 5.5(b) shall require Parent to take any action related to (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of assets or businesses of Parent or any of its Subsidiaries (including, after the Effective Time, the Company or any of its Subsidiaries) and (ii) otherwise taking or committing to take actions that would limit the freedom of action of Parent or its Subsidiaries (including, after the Effective Time, the Surviving Corporation and its Subsidiaries) with respect to, or its ability to retain, one or more of their respective assets or businesses.

(c) In connection with obtaining or making the Necessary Consent and Filings, each of Parent and the Company shall: (i) provide counsel for the other party with a reasonable opportunity to review and comment on drafts of any filings or other communications to be made by it pursuant to the HSR Act or Foreign Competition Laws; (ii) consider in good faith any comments on such filings or other communications received from the other party; (iii) provide a final copy of each such filing or other communication to counsel for the other party promptly after such filing or other communication is made; (iv) consult with counsel for the other party in connection with any material enquiries from the Government Entities responsible for such filings or other communications and the possible resolution of any issues related thereto; and (v) inform the other party as soon as practicable after receiving any notice from any such Government Entities.

(d) Parent and the Company shall not, and shall not permit any of their respective Subsidiaries to, take any action that could reasonably be expected to result in any of the Tender Offer Conditions or the conditions to the Merger set forth in Article VI not being satisfied or satisfaction of those conditions being delayed, except, in the case of the Company, to the extent the Board withdraws, qualifies or modifies the Board Recommendation in accordance with this Agreement.

(e) Based on the action of the Company’s Board of Directors described in Section 3.2(c)(iii), the Company shall have available sufficient authorized but unissued and unreserved Company Shares from and after the Acceptance Date, which would, when added to a number of Common Shares constituting the Minimum Condition or the Lowered Minimum Condition, as applicable, permit the Company to issue the Top-Up Option Shares to the Merger Sub so as to permit the Merger Sub to consummate the Merger.

Section 5.6 Notification of Certain Matters. The Company shall provide reasonably prompt written notice to Parent, and Parent and Merger Sub shall provide reasonably prompt written notice to the Company, upon becoming aware of the discovery of any fact or circumstance or the occurrence or failure to occur of any event that in each case would reasonably be expected to cause or result in any of the Tender Offer Conditions or any of the conditions set forth in Article VI not being satisfied or satisfaction of those conditions being delayed, including (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any failure of the Parent and Merger Sub or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement in any material respect. The delivery of any such notice shall not cure any breach of or non-compliance with any other provision of this Agreement nor limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 5.7 Public Announcements. The initial press release with respect to the transactions contemplated by this Agreement shall be in the form agreed to by Parent and the Company. Thereafter, for as long as this Agreement is in effect, Parent, Merger Sub and the Company shall not, and each shall cause its Subsidiaries not to, issue or cause the publication of any press release or otherwise make any public announcement or communication with respect to this Agreement, the Offer or the Merger or the other transactions contemplated hereby without the prior written consent of the other parties hereto, except where such press release or public announcement is required under applicable Law, any requirement of any Governmental Entity, court process or by obligations pursuant to any listing arrangements with any securities exchange, in which case the party required to issue the press release or announcement shall allow the other party reasonable time to comment on such press release or announcement in advance of its issuance.

Section 5.8 Indemnification of Directors and Officers; Insurance.

(a) Indemnity. From and after the Closing Date, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, fulfill and honor in all respects, to the extent permitted or required by applicable Law, the existing obligations of the Company pursuant to any indemnification, exculpation and advancement of expenses provisions in favor of the current or former directors, officers, employees or agents of the Company or any of its Subsidiaries or any other person who, at the request of the Company or any of its Subsidiaries, served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust pension or other employee benefit plan or enterprise (the “Indemnified Parties”) under the Company Organizational Documents, the Subsidiary Organizational Documents or any agreement between an Indemnified Party and the Company or any of its Subsidiaries, in each case as in effect as of the date of this Agreement or as amended prior to the Effective Time with the consent of Parent, arising out of or pertaining to any action or omission, in his or her capacity as a current or former director, officer, employee or agent of the Company or any of its Subsidiaries, or, if service was at the request of the Company or any of its Subsidiaries, a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, occurring at or before the Effective Time. The certificate of incorporation and by-laws of the Surviving Corporation shall contain provisions with respect to indemnification, exculpation and advancement of expenses that are at least as favorable to the Indemnified Parties as those contained in the Company Organizational Documents in effect on the date of this Agreement (and which shall expressly provide for advancement of expenses, including attorney’s fees, charges and disbursements, to former officers, directors, employees or agents subject only to delivery of an undertaking to repay such advanced expenses if the Indemnified Party is ultimately determined not to be entitled to indemnification under applicable Law), and such provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Closing Date in any manner that would adversely affect the rights of the Indemnified Parties thereunder. Except with respect to the proceedings listed as items 1 and 2 on Section 3.10 of the Company Disclosure Letter, the Surviving Corporation shall not be liable for any settlement, compromise or agreement relating to an action or omission by an Indemnified Party which is effected without the Surviving Corporation’s prior written consent, other than settlements, compromises and agreements that are not in excess of $100,000 individually or $500,000 in the aggregate and are without the imposition of material equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries. If any claim for indemnification, exculpation or advancement of expenses is asserted or made within such six-year period, all rights with respect to indemnification, exculpation or advancement of expenses shall continue until the final disposition of the matters underlying such claim. Notwithstanding the foregoing, nothing contained in this Section 5.8 shall, from and after the Effective Time, provide any Indemnified Party with any greater rights to indemnification for any matter for which the Company is providing indemnification or the advancement of fees as of the date of this Agreement unless Parent shall have otherwise consented thereto.

(b) Insurance.

(i) From the Acceptance Date and for a period of six (6) years after the Closing Date, Parent shall cause the Surviving Corporation to maintain in effect policies of directors’ and officers’ liability insurance with reputable and financially sound carriers covering those persons who are currently covered by such policies, of at least the same coverage, containing terms and conditions which are no less advantageous to the insured persons as those policies currently in effect; provided that Parent may, however, satisfy its obligations under the first sentence of this Section 5.8(b) by purchasing a “run-off” or “tail” policy under the Company’s existing directors’ and officers’ insurance policy which: (i) has an effective term of six (6) years from the Closing Date; (ii) covers those persons who are currently covered by the Company’s directors’ and officers’ insurance policies in effect as of the date of this Agreement; and (iii) contains terms and conditions (including coverage amounts) which are no less advantageous that those contained in the terms and conditions of the Company’s directors’ and officers’ insurance policies in effect as of the date of this Agreement. Notwithstanding the foregoing, Parent shall not be required to make annual premium payments for any such insurance or purchase such “tail” policy to the extent such premiums exceed 275% of the current annual premium paid by the Company, in which case Parent shall maintain as much comparable insurance as possible or purchase a “tail” policy with as much coverage as possible for such 275% of the annual premium of such current policy. If such “tail” policy has been obtained by the Company prior to the Acceptance Date, Parent and the Company (and after the Effective Time, the Surviving Corporation) shall maintain such “tail” policy in full force and effect for its full term and shall continue to honor the Company’s obligations thereunder.

(ii) Prior to the Closing Date, the Company shall purchase, at Parent’s expense, (a) a supplemental extended reporting period with respect to the errors and omissions insurance (“E&O ERP”) currently maintained by the Company and its respective subsidiaries that will be effective from the Closing Date for a period of two (2) years; provided, however, that Parent shall not be required to make annual premium payments for any such E&O ERP to the extent such premiums exceed 200% of the current annual premium paid by the Company for the errors and omissions insurance the Company currently maintains, and (b) a supplemental extended reporting period with respect to the special risk insurance policy (“Special Risk ERP”) currently maintained by the Company and its respective subsidiaries that will be effective from the Closing Date for a period of two (2) years; provided, however, that Parent shall not be required to make annual premium payments for any such Special Risk ERP to the extent such premiums exceed 200% of the current annual premium paid by the Company for the special risk insurance the Company currently maintains.

(c) If Parent or the Surviving Corporation or any of their respective successors or assigns (or any of their respective successors or assigns) (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that such successors and assigns shall succeed to the obligations set forth in this Section 5.8.

(d) The provisions of this Section 5.8 are intended to be (i) for the benefit of, and shall grant third party rights to and be enforceable by, each Indemnified Party and his or her heirs and representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have, by contract or otherwise. If any Indemnified Party makes any claim for indemnification, exculpation or advancement of expenses under this Section 5.8 that is denied by Parent or the Surviving Corporation, and a court of competent jurisdiction determines that the Indemnified Party is entitled to such indemnification, then Parent or the Surviving Corporation shall pay such Indemnified Party’s costs and expenses, including reasonable fees, charges and disbursements of legal counsel, incurred in connection with pursuing such claim against Parent or the Surviving Corporation.

Section 5.9 Employee Matters.

(a) On or before the Acceptance Date, to the extent permissible under applicable Law, the Company shall adopt resolutions to terminate any and all 401(k) plans maintained by the Company or any of its Subsidiaries, to be effective as of the day immediately preceding the date the Company becomes a member of the same Controlled Group of Corporations (as defined in Section 414(b) of the Code) as Parent (the “401(k) Termination Date”). The Company shall provide Parent evidence that such resolutions to terminate the 401(k) plan(s) of the Company and its Subsidiaries have been adopted by the Board or the board of directors of its Subsidiaries, as applicable. The form and substance of such resolutions shall be subject to the approval of Parent acting reasonably. The Company shall also take such other actions in furtherance of terminating any such 401(k) Plans as Parent may reasonably request.

(b) For a period of twelve months following the Effective Time, the Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, provide the employees of the Parent or the Surviving Corporation or their respective Subsidiaries who shall have been employees of the Company or any of its Subsidiaries immediately prior to the Effective Time (“Continuing Employees”), while such Continuing Employees remain so employed, health, welfare and retirement benefits that are no less favorable, in the aggregate, than those provided by the Company and its Subsidiaries immediately prior to the Effective Time. Parent shall take, or cause the Company (and after the Effective Time, the Surviving Corporation) and its Subsidiaries to take, all necessary action so that each Continuing Employee shall, after the Closing Date, continue to be credited with the unused, accrued general and sick leave credited to such Continuing Employee as of the Acceptance Date and through the Closing Date under the applicable general and sick leave policies of the Company and its Subsidiaries. Parent shall take all necessary action so that, under each Parent Employee Plan in which Continuing Employees become eligible to participate upon or after the Closing, the Continuing Employees shall be given credit for all service with the Company and its Subsidiaries to the same extent as if such services had been rendered to Parent or any of its Subsidiaries or Affiliates for purposes of determining their rate of vacation accrual under Parent’s standard procedure, and for eligibility to participate in, and vesting for eligible benefits under, Parent’s 401(k) plan (if applicable). Parent shall, or shall cause the Surviving Corporation and its Subsidiaries: (i) to waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any group health plan in which such Continuing Employees may be eligible to participate after the Closing, to the same extent as waived under Parent group health plans for newly hired and similarly situated employees of Parent and its Subsidiaries; and (ii) to provide each Continuing Employee with credit under any group health plan in which such Continuing Employee becomes eligible to participate after the Closing for any co-payments and deductibles paid by such Continuing Employee for the then current plan year under the corresponding group health plan maintained by the Company or any of its Subsidiaries prior to the Closing. For purposes of this Section 5.9(b), the term “Parent Employee Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) for the benefit of, or relating to, the employees of the Parent or its Subsidiaries and with respect to which eligibility has not been frozen.

(c) Without limiting the application of the provisions of Section 5.9(b), Parent shall and shall cause the Company (and after the Effective Time, the Surviving Corporation) and its Subsidiaries to (i) honor any and all written severance agreements of the Company and its Subsidiaries as in effect on the date of this Agreement and as set forth on Section 5.9(c)(i) of the Company Disclosure Letter, and honor all commitments under those agreements whenever due, and (ii) pay the annual incentive bonuses payable to any Employees for 2008 in accordance with the terms of the applicable bonus plans, programs and policies of the Company as in effect as of the date of this Agreement and as set forth on Section 5.9(c)(ii) of the Company Disclosure Letter.

(d) From and after the Closing Date, Parent assumes full responsibility for compliance with, as well as any liability which may exist under, the Workers Adjustment and Retraining Notification Act, P.L. 100-379, and any other similar state law on account of any Continuing Employee terminated after the Closing.

(e) The Company (and after the Effective Time, the Surviving Corporation) shall offer continuation health coverage (and satisfy any obligations thereunder) to the extent required under Section 4980B of the Code and Section 601 et seq. of ERISA (“COBRA”) with respect to any Employee who was employed at any time prior to the Closing Date (and his or her spouse and dependents) and who had a “qualifying event” within the meaning of Section 4980B on or prior to the Closing Date. Parent shall, or shall cause the Company (and after the Effective Time, the Surviving Corporation) and its Subsidiaries, to offer continuation health coverage (and satisfy any obligation thereunder) to the extent required under COBRA with respect to any Continuing Employee.

(f) Nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Parent, the Surviving Corporation or their respective Subsidiaries to continue any specific employee benefit plans or to continue the employment of any specific Person.

Section 5.10 Section 16 Matters. The Company and, after the Acceptance Date and prior to the Effective Time, Parent shall take all such steps as may be required and permitted to cause the transactions contemplated by this Agreement, including any dispositions of Common Shares (and derivative securities with respect to Common Shares) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act to the extent permitted by applicable Law.

Section 5.11 Takeover Statutes. If any “fair price,” “moratorium,” “control share acquisition” or other similar state anti-takeover laws (“Takeover Statute”) is or becomes applicable to this Agreement, the Offer or the Merger or the other transactions contemplated hereby, each of Parent and the Company and their respective boards of directors shall (a) grant such approvals and take all necessary action to ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and (b) otherwise act to eliminate or minimize the effects of such Takeover Statute.

Section 5.12 Second-Step Merger. Subject to the terms and conditions set forth in this Agreement, Parent shall, and shall cause Merger Sub to, use its reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate the Merger as promptly as reasonably possible after the Acceptance Date in accordance with this Agreement.

Section 5.13 Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Acceptance Date.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1 Conditions to the Obligations of Each Party to Effect the Merger. Following the Acceptance Date, the respective obligations of Parent, Merger Sub and the Company to consummate the Merger shall be subject to the satisfaction (or, to the extent legally permissible, waiver) on or prior to the Closing Date of each of the following conditions:

(a) Acceptance of Shares. Merger Sub shall have accepted for purchase the Common Shares tendered pursuant to the Offer in accordance with the terms of this Agreement and such number of Common Shares, together with the Top-Up Option Shares and any other Common Shares acquired by Parent or Merger Sub, is equal to or greater than (x) 90% of the number of Common Shares that will be issued and outstanding as of the Closing Date on a fully-diluted basis (including all Common Shares issuable in respect of Company Options or Warrants) or (y) in the event that the Merger Sub elects to decrease the Minimum Condition to the Lowered Minimum Condition, 90% of the number of Common Shares that will be issued and outstanding upon the acceptance for payment by Merger Sub of the Common Shares tendered in the Offer (including Top-Up Option Shares).

(b) No Injunction. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Merger illegal or otherwise enjoining or prohibiting consummation of the Merger.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated at any time prior to the Acceptance Date:

(a) by the mutual written consent of Parent and the Company;

(b) by Parent or the Company:

(i) if a court of competent jurisdiction or other Governmental Entity shall have issued or enacted an Order or Law or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such Order, Law or other action shall have become final and non-appealable, as applicable, provided, that neither the Company nor Parent may terminate this Agreement pursuant to this Section 7.1(b)(i) if the issuance or enactment of such final, non-appealable Order or, as appropriate, other action was primarily due to the failure of such party (or with respect to Parent, the failure of Merger Sub) to comply with or perform any of its covenants or obligations under this Agreement;

(ii) if the Tender Offer Conditions have not been satisfied (or, to the extent legally permissible, waived) at any scheduled Expiration Date and the Offer is not required to be extended pursuant to Section 1.1(d); provided that (A) Parent may not terminate this Agreement pursuant to this Section 7.1(b)(ii) if Parent or Merger Sub has failed to comply with or perform any of its covenants or obligations under Section 1.1(d) and (B) the Company may not terminate this Agreement pursuant to this Section 7.1(b)(ii) upon (x) the non-satisfaction of the Tender Offer Conditions set forth in clause (vii) of Annex I hereof by reason of any representation and warranty made in the Agreement on the date hereof failing to meet the standard required by such clause (vii) or clause (viii) of Annex I hereof or (y) the non-satisfaction of the Tender Offer Conditions set forth in clauses (b)(ii), (ix), (x) or (xi) of Annex I hereof, if the non-satisfaction of any such Tender Offer Condition set forth in this clause (y) was caused by the Company’s breach of any of its representations, warranties, covenants and agreements set forth in this Agreement; provided, however, that if the non-satisfaction of any such Tender Offer Condition set forth in this clause (y) was not caused by the Company’s breach of any of its representations, warranties, covenants and agreements set forth in this Agreement, the Company may terminate this Agreement pursuant to this Section 7.1(b)(ii) only if such non-satisfied Tender Offer Condition has not been irrevocably waived by Parent (solely with respect to the particular instance or event that resulted in the non-satisfaction of such Tender Offer Condition) in writing within ten (10)

Business Days (with the exception of during August 2008, in which case, within fifteen (15) Business Days) after receipt by Parent of a written notice from the Company indicating that the Company intends to terminate this Agreement pursuant to this Section 7.1(b)(ii); or

(iii) if the Acceptance Date shall not have occurred on or before December 31, 2008 (the “End Date”); provided that neither the Company nor Parent may terminate this Agreement pursuant to this Section 7.1(b)(iii) if the failure of the Acceptance Date to occur on or before the End Date was primarily due to the failure of such party (or with respect to Parent, the failure of Merger Sub) to comply with or perform any of its covenants or obligations under this Agreement.

(c) by the Company:

(i) if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would (x) reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or (y) result in a failure of any Tender Offer Condition or any condition set forth in Section 6.1 to be capable of being satisfied, or the Offer to be consummated, by the End Date and (B) is not curable or, if curable, is not cured by Parent or Merger Sub within thirty (30) days after written notice thereof is given by the Company to Parent;

(ii) if all of the Tender Offer Conditions are satisfied or waived and Parent and Merger Sub fail to accept for payment or pay for any tendered Common Shares in accordance with their obligations under Section 1.1(d); provided that the Company may not terminate this Agreement pursuant to this Section 7.1(c)(ii) if such failure to accept for payment or pay for any tendered Common Shares shall have been caused by the Company’s failure to comply with or perform any of its covenants or obligations under this Agreement; or

(iii) if the Board shall have approved, endorsed or recommended any Superior Proposal in accordance with this Agreement, provided that any such purported termination pursuant to this Section 7.1(c)(iii) shall be void and of no force and effect unless, prior to or concurrently with, and in either case as a condition to, the effectiveness of such termination, the Company pays the Termination Fee in accordance with Section 7.3(b)(iii);

(d) by Parent:

(i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of any Tender Offer Condition or any condition set forth in Section 6.1 to be capable of being satisfied, or the Offer to be consummated, by the End Date, and (B) such breach or failure is not curable or, if curable, is not cured by the Company within thirty (30) days after written notice thereof is given by Parent to the Company; or

(ii) if the Board shall have failed to make the Board Recommendation in the Schedule 14D-9, effected a Change of Recommendation or approved, endorsed or recommended any Alternative Proposal or in the case of an Alternative Proposal made by means of a tender offer or exchange offer for outstanding shares of Common Shares, the tender offer or exchange offer constituting the Alternative Proposal shall have been commenced and the Board shall have recommended that the stockholders of the Company tender their shares in such tender or exchange offer or, within ten (10) Business Days after the commencement of such tender or exchange offer, the Board shall have failed to recommend against acceptance of such offer.

Section 7.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 shall be effective immediately upon the delivery of a valid written notice of the terminating party to the other parties hereto (which such notice shall specify the provision hereof pursuant to which such termination is made), subject to the 30-day cure period under Sections 7.1(c)(i) and 7.1(d)(i). In the event of the termination of this Agreement under Section 7.1, this Agreement shall be void and of no further force or effect, and there shall be no liability or obligation on the part of the Company, Parent, Merger Sub or their respective Subsidiaries or Affiliates, except that (a) this Section 7.2, Section 7.3 and Article VIII shall survive the termination of this Agreement, (b) except as provided in Section 7.3(d), nothing in this Agreement shall relieve any party from liability for any willful breach of this Agreement or willful failure to perform its obligations under this Agreement, in which case the aggrieved party shall, subject to the limitations on liability set forth elsewhere herein, be entitled to all rights and remedies available at law or in equity and (c) nothing in this Agreement shall relieve any party from liability for fraud, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity. In the event of termination of this Agreement pursuant to Section 7.1 prior to the expiration of the Offer, Parent and Merger Sub shall promptly terminate the Offer upon such termination of this Agreement without the purchase of Common Shares thereunder. If the Offer is terminated, all tendered Common Shares not theretofore accepted for payment shall be returned to the tendering stockholders as soon as practicable. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with the terms thereof.

Section 7.3 Fees and Expenses.

(a) Except as otherwise set forth in this Section 7.3, any fee or expense incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fee or expense, whether or not the Offer and the Merger are consummated. Notwithstanding the foregoing, (x) all fees and expenses payable in connection with obtaining any Necessary Consents and Filings shall be shared equally by Parent and the Company and (y) all fees and expenses incurred by either party in connection with any obligation or any other related requirements under NSA and CFUIS shall be promptly paid solely and exclusively by Parent.

(b) The Company agrees with the Purchasers that:

(i) (A) if Parent shall terminate this Agreement pursuant to Section 7.1(d)(i) (due to breach by the Company) because of a willful breach of, or willful failure by the Company to perform any of, its representations, warranties, covenants or other agreements contained in this Agreement other than Section 1.2 (Company Actions) or Section 5.3 (No Solicitation), then the Company shall pay (or cause to be paid) to Parent, or as directed by Parent, the Eligible Expenses within two (2) Business Days following such termination, and (B) if Parent shall terminate this Agreement pursuant to Section 7.1(d)(i) (due to breach by the Company) because of a material breach of Section 1.2 (Company Actions) or Section 5.3 (No Solicitation), then the Company shall pay to Parent, or as directed by Parent, the Termination Fee within two (2) Business Days following such termination;

(ii) if Parent shall terminate this Agreement pursuant to Section 7.1(d)(ii) (due to a failure to make the Board Recommendation in the Schedule 14D-9 or due to a Change of Recommendation or endorsement of an Eligible Alternative Proposal), then the Company shall pay to Parent, or as directed by Parent, the Eligible Expenses on the Business Day immediately following such termination and if the Company or any of its Subsidiaries, within twelve (12) months after the Termination Date for such termination, consummates an Eligible Alternative Proposal, the Company shall pay (or cause to be paid) to Parent, or as directed by Parent, an amount equal to the difference between (x) the Termination Fee and (y) the Eligible Expenses prior to or simultaneously with the consummation of such Eligible Alternative Proposal;

(iii) if the Company shall terminate this Agreement pursuant to Section 7.1(c)(iii) (Superior Proposal), then the Company shall pay (or cause to be paid) to Parent, or as directed by Parent, the Termination Fee prior to or simultaneously with such termination;

(iv) if either the Company or Parent shall terminate this Agreement pursuant to Section 7.1(b)(ii) (non-satisfaction of Tender Offer Conditions) due solely to the failure to meet the Minimum Condition or Lowered Minimum Condition, as applicable, and (A) after the date hereof and prior to such termination, a Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) or any Representative of such Person or group on behalf of such Person or group has made or amended or modified any Eligible Alternative Proposal, then the Company shall pay (or cause to be paid) to Parent, or as directed by Parent, the Eligible Expenses within two (2) Business Days following such termination, and (B) if within twelve (12) months from the date of such termination, the Company shall consummate an Eligible Alternative Proposal with such Person or group or any other Person or group, then the Company shall pay (or cause to be paid) to Parent, or as directed by Parent, prior to or simultaneously with the consummation such Eligible Alternative Proposal, an amount equal to the difference between (x) the Termination Fee and (y) the Eligible Expenses; and

(v) if either the Company or Parent shall terminate this Agreement pursuant to Section 7.1(b)(ii) (non-satisfaction of Tender Offer Conditions)

due to the failure to meet the Audit Opinion condition as set forth in clause (b)(ix) of Annex I, then the Company shall pay to Parent, or as directed by Parent, the Eligible Expenses within two (2) Business Days following such termination.

(c) The following terms shall have the meanings set forth below:

(i) “Eligible Alternative Proposal” means a bona fide Alternative Proposal with the references to “twenty percent (20%)” in the definition of Alternative Proposal replaced by “fifty percent (50%)”;

(ii) “Eligible Expenses” means the aggregate cash amount necessary to fully reimburse Parent and Merger Sub for all out-of-pocket fees and expenses incurred at any time prior to the termination of this Agreement by Parent or Merger Sub in connection with the Offer, the Merger, the preparation of this Agreement and their due diligence investigation of the Company (including all fees, charges and disbursements of counsel and all fees and expenses payable to their accountants and financial advisors), up to an aggregate maximum amount of $1,250,000; and

(iii) “Termination Fee” means an amount equal to $3,000,000.

(iv) Each of Parent and the Company acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement . If Parent commences a suit against the Company seeking payment of Eligible Expenses and/or the Termination Fee, the losing party in such suit shall pay to the other party its reasonable costs and expenses (including reasonable attorneys’ fees, charges and disbursements) incurred in connection with such suit; provided, however, that in the event Parent is the prevailing party in such suit, Company will also pay interest on the amount of the Termination Fee and/or Eligible Expenses at the per annum rate of interest publicly announced by JPMorgan Chase Bank, NA, in the City of New York, as such bank’s prime lending rate, on the date such payment was required to be made pursuant to this Agreement (the “Interest Date”) for the period running from such Interest Date through the actual date of payment.

(d) Notwithstanding anything in this Agreement to the contrary, if this Agreement is terminated in a circumstance requiring the Company to pay the Termination Fee and/or the Eligible Expenses, then any such payment or payments required to be made by the Company to Parent pursuant to this Section 7.3 shall be the exclusive remedy of Parent and Merger Sub for the loss suffered as a result of any such termination of this Agreement, other than for fraud, and, upon such payment or payments by the Company, the Company shall have no further liability or obligation relating to or arising out of this Agreement.

Section 7.4 Amendment. Subject to provisions of applicable Law, prior to the Effective Time this Agreement may be amended, modified or supplemented only by a written agreement among the Company, Parent and Merger Sub.

Section 7.5 Extension; Waiver. At any time prior to the Effective Time and subject to applicable Law, any party hereto, by action taken or authorized by its board of directors, may: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties made to such party in this Agreement or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained in this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the party against whom enforcement is sought. Such extension or waiver shall not apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. Delay in exercising any right under this Agreement or otherwise, or failure to assert any rights under this Agreement or otherwise, shall not constitute a waiver of such right.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Certain Definitions. For purposes of this Agreement:

(a) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

(b) “Benefit Plan” means any employee benefit plan, arrangement, policy or commitment, including (i) any employment, consulting, severance or deferred compensation agreement, (ii) any executive compensation, bonus, incentive, pension, profit-sharing, savings, retirement, stock option or stock purchase plan, (iii) any life, health, disability or accidental death and dismemberment insurance plan, or (iv) any other employee benefit plan, whether or not an employee benefit plan within the meaning of section 3(3) of ERISA, that is maintained, administered or contributed to by the Company or any entity that is, as of the date hereof, a member of the Company’s ERISA Controlled Group (which means any entity that together with the Company is treated as a single employer under Section 414(b), (c) or (m) of the Code).

(c) “Business Day” means any day other than a Saturday, Sunday or U.S. federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern Time.

(d) “Company Intellectual Property” means the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

(e) “Company Licensed Intellectual Property” means all Intellectual Property that is licensed to Company by any third party.

(f) “Company Option Plans” means (i) the Motive, Inc. Amended and Restated Equity Incentive Plan, (ii) the Motive, Inc. 1997 Stock Option/Stock Issuance Plan, (iii) the BroadJump, Inc. 1998 Stock Option Plan, (iv) that certain Non-Qualified Stock Option Agreement, dated as of February 20, 2006, by and between the Company and Alfred Mockett and (v) the Motive, Inc. Director Compensation Plan, in each case as the foregoing may have been amended from time to time.

(g) “Company Owned Intellectual Property” means all Intellectual Property owned or identified in this Agreement as being owned by the Company, in whole or in part.

(h) “Contract” means any contract, agreement, lease, binding understanding, indenture, note, option, license, executory contract or legally binding commitment or undertaking, whether written or oral.

(i) “Customer Offerings” means (i) the products (including Software) that Company currently develops, manufactures, markets, distributes, makes available, sells or licenses to third parties, and (ii) the services that Company currently provides or makes available to third parties.

(j) “Documentation” means printed, visual or electronic materials, reports, white papers, documentation, specifications, designs, flow charts, code listings, instructions, user manuals, frequently asked questions, release notes, recall notices, error logs, diagnostic reports, marketing materials, packaging, labeling, service manuals and other information describing the use, operation, installation, configuration, features, functionality, pricing, marketing or correction of a product, whether or not provided to end users.

(k) “Employee” means any individual employed by the Company or any of its Subsidiaries.

(l) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(m) “Exploit” or “Exploitation” means develop, design, test, modify, make, use, sell, have made, used and sold, import, reproduce, market, distribute, commercialize, support, maintain, correct and create derivative works of.

(n) “Governmental Entity” means any international, national, federal, state, provincial, municipal or local government or subdivision thereof, or governmental, regulatory, judicial, legislative, executive or administrative authority, agency, commission, court, tribunal, arbitral body or self-regulatory entity (including any stock market or exchange), whether domestic or foreign, including but not limited to CFIUS.

(o) “Intellectual Property” means the following subsisting throughout the world:

(i) Patent Rights;

(ii) Trademarks and all goodwill related thereto or associated therewith;

(iii) copyrights, designs, Software and related documentation, data and database rights and registrations and applications for registration thereof, including moral rights of authors;

(iv) mask works and registrations and applications for registration thereof and any other rights in semiconductor topologies under Law;

(v) inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or non-patentable, whether copyrightable or non-copyrightable and whether or not reduced to practice; and

(vi) other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under Law).

(p) “Intellectual Property Registrations” means Patent Rights, registered Trademarks, Internet domain names, registered copyrights and designs, mask work registrations and applications for each of the foregoing.

(q) “Internal Systems” means the Software and Documentation and the computer, communications and network systems (both desktop and enterprise-wide), laboratory equipment, reagents, materials and test, calibration and measurement apparatus used by the Company in the Business or to develop, manufacture, fabricate, assemble, provide, distribute, support, maintain or test the Customer Offerings, whether located on the premises of the Company or hosted at a third party site. For the purposes of this Agreement, “Internal Systems” shall exclude: (i) off-the-shelf software packages having an acquisition price of less than $5,000 per unit; (ii) hardware components having an acquisition price of less than $5,000 per unit; (iii) laptops and desktops used in the laboratory to simulate home user environments; and (iv) employee laptops and desktops used in the ordinary course of the business of the Company.

(r) “IRS” means the United States Internal Revenue Service.

(s) “Knowledge” means, with respect to any matter in question, that any of the following individuals has actual knowledge (after due inquiry) of such matter with respect to the Company or any of its Subsidiaries: (i) the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the General Counsel and a Director in Finance, Mr. Samuel Hernandez; (ii) solely with respect to the matters set forth in Section 3.8 of this Agreement, the Chief Technology Officer and the Vice President of Product Development; and (iii) solely with respect to the matters set forth in Sections 3.12 and 3.13 of this Agreement, the Vice President of Human Resources.

(t) “Law” means any national, federal, state, provincial, local, foreign or other law, statute, constitution, principle of common law, ordinance, code, rule, regulation or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

(u) “Liens” means any liens, pledges, claims, charges, pre-emptive rights, mortgages, encumbrances, options or security interests of any kind.

(v) “Material Adverse Effect” means, when used in connection with an entity, any fact, change, event, development, condition, circumstance, occurrence or effect (any such item, an “Effect”) that has or would be reasonably likely to have a material adverse effect on (x) the business, assets, liabilities, results of operations or condition (financial or otherwise) of such entity taken as a whole with its Subsidiaries or (y) the ability of such entity to consummate the transactions contemplated by this Agreement; provided, however, that, with respect to and applying to clause (x) above only, in no event shall any of the following be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect on any entity: (i) any Effect resulting from compliance with the terms and conditions of this Agreement; (ii) any Effect resulting from the announcement or pendency of the transactions contemplated by this Agreement; (iii) any change in such entity’s stock price or trading volume, provided that the underlying cause of the change in the price of such entity’s stock or trading volume and the impact of such cause on the business, assets, liabilities, results of operations or condition (financial or otherwise) of such entity taken as a whole with its Subsidiaries may be considered in determining whether a Material Adverse Effect has occurred; (iv) any failure by such entity to meet revenue or earnings projections, provided that the underlying cause of such failure and the impact of such failure on the business, assets, liabilities, results of operations or condition (financial or otherwise) of such entity taken as a whole with its Subsidiaries may be considered in determining whether a Material Adverse Effect has occurred; (v) any Effect resulting from changes affecting any of the industries in which such entity operates generally or the United States economy generally, unless such changes have a materially disproportionate effect on the business and operations of such entity and its Subsidiaries; (vi) any Effect resulting from changes affecting general worldwide economic or capital market conditions; (vii) any Effect resulting from changes in GAAP or applicable Law after the date of this Agreement; (viii) any Effect resulting from a natural disaster or act of God, (ix) any Effect resulting from an outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war, or the occurrence of any acts of terrorism; (x) with respect to the Company, any Effect resulting from the failure of the Company to file its periodic reports and proxy statements and related materials with the SEC since September 30, 2005; (xi) with respect to the Company, any Effect resulting from the inability of the Company to receive an opinion relating to its financial statements for the fiscal period ended December 31, 2005 and any prior or subsequent period; (xii) with respect to the Company, any Effect resulting from the Company’s dismissal of Ernst & Young LLP as its independent auditor; (xiii) any legal proceeding brought by a Company stockholder (whether on his, her or its own behalf or on behalf of the Company) arising out of or related to this Agreement or any of the transactions contemplated hereby (including the Offer and the Merger) and (xiv) any Effect resulting from the matters disclosed in the Company Disclosure Letter, but only to the extent that such matters are provided as an exception to the representations and warranties made by the Company herein, and in the same context as such matters are disclosed therein.

(w) “Material Adverse Financial Change” means that either (i) the balance of total assets (excluding goodwill) at December 31, 2007, as stated on the Company’s Audited Financial Statements (as defined herein), shall be more than 5.0% below the balance of total assets (excluding goodwill) as stated in the unaudited balance sheet dated December 31, 2007, which is included among the Company Financials, or (ii) the balance of total liabilities (excluding deferred revenue) at December 31, 2007, as stated on the Company’s Audited Financial Statements, shall be more than 5% above the balance of the total liabilities (excluding deferred revenue) as stated in the unaudited balance sheet dated December 31, 2007, which is included among the Company Financials.

(x) “Open Source Materials” means all Software that is distributed under the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL) or is made publicly available in source code form without a requirement for payment and imposes an obligation on user to publish the user’s proprietary source code, limits the user’s ability to receive compensation for sublicensing the user’s proprietary source code, or requires the user to license its proprietary source code for the purpose of making derivative works.

(y) “Order” means any orders, edicts, judgments, injunctions, awards, decrees or writs handed down, adopted or imposed by any Governmental Entity.

(z) “Patent Rights” shall mean patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).

(aa) “PBGC” means the Pension Benefit Guaranty Corporation.

(bb) “Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company, unincorporated entity or joint-stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

(cc) “Representatives” means, when used with respect to Parent or the Company, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers, agents and other representatives of Parent or the Company, as applicable, and its Subsidiaries.

(dd) “Software” means computer software code, applications, utilities, development tools, diagnostics, databases and embedded systems, whether in source code, interpreted code or object code form.

(ee) “Subsidiary” means, when used with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, at least a majority of the capital stock or other equity interests of which having by their terms ordinary voting power to elect a majority of the board of directors or other body performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such first Person or by any one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries.

(ff) “Taxes” means (i) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto), including (A) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (B) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, taxes on unclaimed or escheatable property, and customs duties, and (ii) any transferee liability in respect of any items described in the foregoing clause (i).

(gg) “Tax Attributes” means the amount and expiration dates of net operating loss carryovers (for both regular tax and alternative minimum tax purposes) and capital loss carryovers, in each case for United States federal income tax purposes.

(hh) “Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a taxing authority in any country in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

(ii) “Trademarks” shall mean registered trademarks and service marks, logos, Internet domain names, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress.

Section 8.2 Non-Survival of Representations and Warranties. The representations and warranties contained in this Agreement, or in any instrument delivered pursuant to this Agreement, shall terminate at the Effective Time, and only the covenants or agreements that by their terms survive the Effective Time and this Article VIII shall survive the Effective Time.

Section 8.3 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first Business Day following such confirmation of receipt if the date is not a Business Day) of transmission by facsimile or (iii) on the date of confirmation of receipt (or, the first Business Day following such confirmation of receipt if the date is not a Business Day) if delivered by a nationally-recognized courier service. All notices or other communications hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) if to Parent or Merger Sub, to:

Lucent Technologies Inc. 600 Mountain Avenue Room 6F-206 Murray Hill, NJ 07974
Attention:	Richard Niemiec, Esq. / Mr. John P. O’Gorman
Facsimile:	908-582-8130 / 908-582-6869

with a copy to:

Bryan Cave LLP 1290 Avenue of the Americas New York, NY 10104
Attention:	Robert J. Rawn, Esq.
Facsimile:	212-541-1431

(b) if to the Company, to:

MOTIVE, Inc. 12515 Research Boulevard, Building 5 Austin, TX 78759-2220
Attention:	General Counsel
Facsimile:	512-531-2578

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10029-6064
Attention:	Jeffrey D. Marell, Esq.
Toby S. Myerson, Esq.
Facsimile:	212-757-3990

Any party to this Agreement may give any notice or other communication hereunder using any other means (including messenger service, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

Section 8.4 Interpretation. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. For purposes of this Agreement, the words “include,” “includes” and “including” shall be deemed in each case to be followed by the words “without limitation.” The word “or” shall not be exclusive. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to a Person also refer to its predecessors and permitted successors and assigns. All references to dollars or to “$” shall be references to United States dollars. All accounting terms shall have their respective meanings under GAAP applied on a basis consistent with the Company Balance Sheet. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

Section 8.5 Entire Agreement; Third-Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter, (a) are the final expression of the parties’ agreement as of the date hereof and constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement, and (b) are not intended, and shall not be deemed, to confer upon any other Person any rights or remedies hereunder, except as specifically provided in the following sentence. The provisions of Sections 5.8 are intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties, and their respective heirs and personal representatives and shall be binding on Parent and the Surviving Corporation and their successors and assigns. There are no representations, warranties, covenants or undertakings, other than these set forth or referred to herein and none of the Company, the Parent or Merger Sub makes any representations or warranties, whether expressed or implied, other than those set forth in Articles III and IV of this Agreement.

Section 8.6 Severability. If any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties to this Agreement. The parties hereto further agree to replace any such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 8.7 Other Remedies; Specific Performance.

(a) Other Remedies. Except as otherwise provided in this Agreement, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.

(b) Specific Performance. The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, except as otherwise provided in this Agreement, the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, which may be in addition to any other remedy to which they may be entitled at law or in equity.

Section 8.8 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principals of conflicts of law that would apply the laws of another jurisdiction. Each party hereby: (a) irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery with respect to all actions and proceedings arising out of or relating to this Agreement and the transaction contemplated hereby; (b) agrees that all claims with respect to any such action or proceeding shall be heard and determined in such courts and agrees not to commence any action or proceeding relating to this Agreement or the transactions contemplated hereby except in such courts; (c) irrevocably and unconditionally waives any objection to the laying of venue of any action or proceeding arising out of this Agreement or the transactions contemplated hereby and irrevocably and unconditionally waives the defense of an inconvenient forum; (d) consents to service of process upon it by mailing or delivering such service to the addresses set forth in Section 8.3, provided that nothing in this Section 8.8 shall affect the right of any party to serve legal process in any other manner permitted by law; and (e) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 8.9 Rules of Construction. The parties to this Agreement agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

Section 8.10 Company Disclosure Letter. The Company Disclosure Letter is qualified in its entirety by reference to the specific provisions of this Agreement and nothing in the Company Disclosure Letter is intended to broaden the scope of any representation or warranty contained in this Agreement or to create any representation, warranty, agreement or covenant on the part of the Company. The inclusion of any matter, information, item or other disclosure set forth in any section of the Company Disclosure Letter shall not be deemed to constitute an admission of any liability of the Company to any third party or otherwise imply that such matter, information or item is material or is required to be disclosed under this Agreement. Each section of the Company Disclosure Letter, as the case may be, corresponds to the section of this Agreement to which it relates; provided that, notwithstanding anything to the contrary in this Agreement, in the event that any fact or condition is disclosed in any section of the Company Disclosure Letter in such a way as to make its relevance to another section of the Company Disclosure Letter (such other section relating to a representation or representations made elsewhere in this Agreement) reasonably apparent, then such fact or condition shall be deemed to be an exception to such other representation or representations made elsewhere in this Agreement, notwithstanding the omission of a reference or a cross reference thereto.

Section 8.11 Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties, except that Parent or Merger Sub may assign this Agreement to any of its Affiliates without the prior written approval of the Company, provided that such assignment shall not relieve Parent or Merger Sub of any liability of such assignee hereunder). Any purported assignment in violation of this Section 8.11 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 8.12 Waiver of Jury Trial. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

Section 8.13 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

LUCENT TECHNOLOGIES INC.

By:	/s/ Marc Stapley
Name:	Marc Stapley
Title:	Chief Financial Officer

MAGIC ACQUISITION SUBSIDIARY INC.

By:	/s/ John P. O’Gorman
Name:	John P. O’Gorman
Title:	Vice President

MOTIVE, INC.

By:	/s/ Alfred T. Mockett
Name:	Alfred T. Mockett
Title:	Chairman and CEO

[Signature Page Agreement and Plan of Merger]

Annex I

Tender Offer Conditions

Notwithstanding any other provision in the Offer, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to the Purchasers’ obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may (subject to any such rules and regulations), to the extent expressly permitted by this Agreement, delay the acceptance for payment of any tendered Common Shares, if:

(a) the number of Common Shares validly tendered and not withdrawn prior to the expiration of the Offer, as it may be extended in accordance with Section 1.1, is less than 17,639,096 Common Shares (the number of Common Shares required by this clause (a), the “Minimum Condition”); or

(b) any of the following events or conditions shall occur and be continuing as of any scheduled Expiration Date of the Offer:

(i) the waiting period under the HSR Act and any Foreign Competition Law applicable to the purchase of Common Shares pursuant to the Offer shall not have expired or otherwise been terminated;

(ii) other than as contemplated in clause (b)(i) above, in respect of the transactions contemplated by this Agreement, the Company and its Subsidiaries shall not have obtained all consents, authorizations, Orders, approvals, waivers and exemptions of Governmental Entities required, if any, in connection with the Merger or the Offer (excluding any such consents, authorizations, Orders, approvals, waivers and exemptions that have not been obtained where the failure to obtain such consents, authorizations, Orders, approvals, waivers and exemptions would not reasonably be expected to result in a Material Adverse Effect on the Company), and any such consents, authorizations, Orders, approvals, waivers and exemptions that have been obtained shall have been obtained on terms that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect on the Company;

(iii) there shall be pending before any court of competent jurisdiction any action commenced by a Governmental Entity against the Company or Parent or Merger Sub that seeks to prohibit the acceptance for payment of Common Shares tendered pursuant to the Offer or to prohibit the consummation of the Top-Up Option or the Merger;

Annex I – Page 1

(iv) a Governmental Entity of competent jurisdiction shall have issued or entered any restraining order, preliminary or permanent injunction or equivalent legal restraint that remains in effect and enjoins or otherwise prohibits consummation of the Offer, the Top-Up Option or the Merger;

(v) there shall have been enacted since the date of the Agreement, and there shall remain in effect, any Law that prohibits the acceptance for payment of Common Shares tendered pursuant to the Offer or that prohibits the consummation of the Top-Up Option or the Merger;

(vi) this Agreement shall have been terminated by the Company, Merger Sub or Parent in accordance with its terms;

(vii) without giving effect to any “materiality” or “Material Adverse Effect” qualifiers set forth therein: (A) any of the representations and warranties of the Company set forth in Sections 3.2(a) through (e) shall not be true and correct (except, in the case of Sections 3.2(a) to (e), for such inaccuracies as are not material in the aggregate), in each case at and as of the date of this Agreement and at and as of the Expiration Date as though made at and as of the Expiration Date (except to the extent expressly made as of an earlier date, in which case as of such date); or (B) any of the other representations and warranties of the Company set forth herein shall not be true and correct, in each case at and as of the date of this Agreement and at and as of the Expiration Date as though made at and as of the Expiration Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

(viii) the Company shall not have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to the Expiration Date and such failure to perform and comply shall not have been cured prior to the Expiration Date;

(ix) (A) the Company’s independent registered public accounting firm (the “Accounting Firm”) shall not have delivered an opinion specific to the consolidated financial statements of the Company and its Subsidiaries for the fiscal years ended December 31, 2006 and 2007 (the “Audit Opinion”) that indicates that (i) the Accounting Firm audited the accompanying consolidated balance sheets of the Company as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years ended December 31, 2007 and December 31, 2006, (ii) such audit was conducted by the Accounting Firm in accordance with the standards of the Public Company Accounting Oversight Board (United States), (iii) the financial statements referred to above (the “Audited Financial Statements”) present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2007 and 2006, and the consolidated results of its operations and its cash flows for each of the years ended December 31, 2007 and December 31, 2006, in

Annex I – Page 2

conformity with GAAP and (iv) such Audit Report is not qualified because of a limitation on the scope of the audit or contain any qualification relating to the acceptability of accounting principles used or the completeness of disclosures made; (B) such Audit Opinion shall have been delivered by the Company’s Accounting Firm and the audit referenced therein shall have resulted in a Material Adverse Financial Change; or (C) five (5) Business Days shall not have elapsed from and including the date such Audited Financial Statements and Audit Opinion are furnished by the Company to the SEC on a Current Report on Form 8-K; provided that this condition shall not require such Audited Financial Statements to have been filed with the SEC on an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q;

(x) the Effective Date, as set forth in Paragraphs 1.8 and 9.1 of the Stipulation and Agreement of Partial Settlement entered into by, among others, the Company and the Lead Plaintiffs in In re Motive, Inc. Securities Litigation, Case No. A-05-CA-923-LY, U.S. District Court for the Western District of Texas, shall not have occurred or the Effective Date, as set forth in Section II, Paragraph 1(d) and Section II, Paragraph 13, of the Stipulation of Settlement entered into by, among others, the Company and the Derivative Plaintiff in Adair v. Harmon et al., Case No. A-06-CA-017-LY, U.S. District Court for the Western District of Texas, shall not have occurred; or

(xi) since the execution of this Agreement, there shall have occurred a Material Adverse Effect on the Company.

Subject to the terms of this Agreement, the foregoing conditions are for the sole benefit of Merger Sub and may be asserted by Merger Sub (or by Parent on behalf of Merger Sub) regardless of the circumstances giving rise to any such conditions (other than any such circumstances caused by or substantially contributed to by any breach by Parent or Merger Sub of, or failure of Parent or Merger Sub to perform, any of their respective representations, warranties, covenants, agreements or obligations under this Agreement) and may be waived by Merger Sub (or by Parent on behalf of Merger Sub) in whole or in part at any time and from time to time, in each case except for the Minimum Condition, in the exercise of the reasonable good faith judgment of the Purchasers and subject to the terms of this Agreement, including, without limitation, Section 1.1(b). The failure by either of the Purchasers at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time, in each case prior to the acceptance for payment of, and payment for, tendered Common Shares.

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Annex I – Page 3